CREDIT AGREEMENT

                        dated as of

                      December 5, 1995

                            among

                    MacDERMID, INCORPORATED

              MacDERMID IMAGING TECHNOLOGY, INC.

                 the Banks signatory hereto

                            and

              THE CHASE MANHATTAN BANK, N.A.

               as Swingline Lender and Agent

                    Table of Contents


ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS
  Section 1.1.  Definitions                             1
  Section 1.2.  Accounting Terms                       14
  Section 1.3.  Construction                           14

ARTICLE 2.  THE CREDIT
  Section 2.1.  The Revolving Loans                    15
  Section 2.2.  The Swingline Loans                    15
  Section 2.3.  The Term Loans                         16
  Section 2.4.  The Notes                              16
  Section 2.5.  Letters of Credit                      17
  Section 2.6.  Purpose                                21
  Section 2.7.  Borrowing Procedures                   21
  Section 2.8.  Payments, Prepayments and Conversions  21
  Section 2.9.  Interest Periods; Renewals             22
  Section 2.10.  Changes of Commitments                23
  Section 2.11.  Certain Notices                       23
  Section 2.12.  Minimum Amounts                       24
  Section 2.13.  Interest                              24
  Section 2.14.  Fees                                  25
  Section 2.15.  Payments Generally                    25

ARTICLE 3.  YIELD PROTECTION; ILLEGALITY; ETC.
  Section 3.1.  Additional Costs                       26
  Section 3.2.  Limitation of Types of Loans           27
  Section 3.3.  Illegality                             28
  Section 3.4.  Certain Conversions pursuant to
                Sections 3.1 and 3.3                   28
  Section 3.5.  Certain Compensation                   29
  Section 3.6.  Indemnification for Taxes              30
  Section 3.7.  Partial Defeasance                     32

ARTICLE 4.  CONDITIONS PRECEDENT
  Section 4.1.  Initial Conditions Precedent           32
  Section 4.2.  Subsequent Loans or Letters of Credit  34
  Section 4.3.  Deemed Representations                 35
  Section 4.4.  First Borrowing by Each Eligible
                Subsidiary                             35
  Section 4.5.  Representations of Eligible
                Subsidiaries                           36

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES
  Section 5.1.  Incorporation, Good Standing and Due
                Qualification                          37
  Section 5.2.  Corporate Power and Authority; No
                Conflicts                              37
  Section 5.3.  Legally Enforceable Agreements         37
  Section 5.4.  Litigation                             38
  Section 5.5.  Financial Statements; SEC Filings      38

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


  Section 5.6.  Taxes                                  38
  Section 5.7.  ERISA                                  38
  Section 5.8.  Subsidiaries and Ownership of Stock    39
  Section 5.9.  Credit Arrangements                    39
  Section 5.10.  No Default on Outstanding Judgments
                 or Orders                             39
  Section 5.11.  Governmental Regulation               39
  Section 5.12.  Environmental Matters                 39
  Section 5.13.  Margin Stock                          40
  Section 5.14.  Full Disclosure                       40

ARTICLE 6.  AFFIRMATIVE COVENANTS
  Section 6.1.  Reporting Requirements                 41
  Section 6.2.  Payment of Obligations                 43
  Section 6.3.  Maintenance of Property; Insurance     43
  Section 6.4.  Conduct of Business and Maintenance
                of Existence                           44
  Section 6.5.  Compliance with Laws                   44
  Section 6.6.  Inspection of Property, Books and
                Records                                45
  Section 6.7.  Maintenance of Ownership of
                Subsidiaries                           45
  Section 6.8.  Reviewed Division Financial Statements 45

ARTICLE 7.  NEGATIVE COVENANTS
  Section 7.1.  Debt                                   45
  Section 7.2.  Restricted Payments                    46
  Section 7.3.  Investments                            46
  Section 7.4.  Negative Pledge                        47
  Section 7.5.  Consolidations, Mergers and Sales
                of Assets                              47
  Section 7.6.  Transactions with Affiliates           48

ARTICLE 8.  FINANCIAL COVENANTS
  Section 8.1.  EBIT to Interest Expense Ratio         49
  Section 8.2.  Minimum Consolidated Net Worth         49
  Section 8.3.  Maximum Total Debt to Net Worth Ratio  49

ARTICLE 9.  EVENTS OF DEFAULT
  Section 9.1.  Events of Default                      49
  Section 9.2.  Remedies                               51

ARTICLE 10.  THE AGENT; RELATIONS AMONG BANKS AND BORROWER
  Section 10.1.  Appointment, Powers and Immunities
                 of Agent                              52
  Section 10.2.  Reliance by Agent                     52
  Section 10.3.  Defaults                              53
  Section 10.4.  Rights of Agent as a Bank             53
  Section 10.5.  Indemnification of Agent              53
  Section 10.6.  Documents                             54

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

  Section 10.7.  Non-Reliance on Agent and Other Banks 54
  Section 10.8.  Failure of Agent to Act               55
  Section 10.9.  Resignation of Agent                  55
  Section 10.10.  Amendments Concerning Agency
                  Function                             55
  Section 10.11.  Liability of Agent                   56
  Section 10.12.  Transfer of Agency Function          56
  Section 10.13.  Non-Receipt of Funds by the Agent    56
  Section 10.14.  Withholding Taxes                    56
  Section 10.15.  Several Obligations and Rights
                  of Banks                             57
  Section 10.16.  PRO RATA Treatment of Loans, Etc     57
  Section 10.17.  Sharing of Payments Among Banks      57

ARTICLE 11.  GUARANTY
  Section 11.1.  The Guaranty                          58
  Section 11.2.  Guaranty Unconditional                58
  Section 11.3.  Discharge Only Upon Payment in Full;
                 Reinstatement in Certain
                 Circumstances                         59
  Section 11.4.  Waiver by the Company                 59
  Section 11.5.  Subrogation                           59
  Section 11.6.  Stay of Acceleration                  60

ARTICLE 12.  MISCELLANEOUS
  Section 12.1.  Amendments and Waivers                60
  Section 12.2.  Usury                                 60
  Section 12.3.  Expenses; Indemnification             61
  Section 12.4.  Survival                              62
  Section 12.5.  Assignments; Participations           62
  Section 12.6.  Notices                               63
  Section 12.7.  Setoff                                63
  Section 12.8.  Jurisdiction; Immunities              63
  Section 12.9.  Judgment Currency                     64
  Section 12.10.  Confidentiality                      64
  Section 12.11.  Table of Contents; Headings          65
  Section 12.12.  Severability                         65
  Section 12.13.  Counterparts                         65
  Section 12.14.  Integration                          65
  Section 12.15.  Governing Law                        65

EXHIBITS

  Exhibit A-1  Form of Revolving Promissory Note
  Exhibit A-2  Form of Term Promissory Note
  Exhibit A-3  Form of Swingline Promissory Note
  Exhibit B    Form of Authorization Letter
  Exhibit C    Form of Election to Participate
  Exhibit D    Form of Election to Terminate
  Exhibit E    Form of Opinion of Counsel for the Borrower
               and MacDermid Imaging
  Exhibit F    Form of Opinion of Counsel for Each Eligible
               Subsidiary
  Exhibit G    Revolving Loan Commitments
  Exhibit H    Term Loan Amounts
  Exhibit I    Forms of Letter of Credit Documents
  Exhibit J    Interest Margins and Commitment Fees

SCHEDULES

  Schedule I    Subsidiaries of the Borrower
  Schedule II   Credit Arrangements
  Schedule III  Litigation
  Schedule IV   Investments
  Schedule V    Environmental Disclosure
  Schedule VI   Hercules Division Monthly Management Report

     CREDIT AGREEMENT dated as of December 5, 1995 among MacDERMID, INCORPORATED, a corporation organized under the laws of the State of Connecticut (the "Company"), MacDERMID IMAGING TECHNOLOGY, INC., a corporation organized under the laws of the State of Delaware ("MacDermid Imaging"), each of the banks which is now, or hereafter becomes, a signatory hereto (individually a "Bank" and collectively the "Banks") and THE CHASE MANHATTAN BANK, N.A., a national banking association organized under the laws of the United States of America, as Swingline Lender (in such capacity, together with its successors in such capacity, the "Swingline Lender") and THE CHASE MANHATTAN BANK, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

     The Company and MacDermid Imaging desire that the Banks and the Swingline Lender extend a $150,000,000 aggregate credit facility as provided herein, and the Banks and the Swingline Lender are prepared to extend such credit. Accordingly, the Company, the Banks, the Swingline Lender and the Agent agree as follows:


       ARTICLE 1.  DEFINITIONS; ACCOUNTING TERMS

     Section 1.1. DEFINITIONS. As used in this Agreement the following terms have the following meanings:

     "Additional Costs" shall have the meaning set forth in
Section 3.1(a).

     "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Agent" means The Chase Manhattan Bank, N.A.

     "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

     "Alternative Currency" means Sterling, Deutschemarks, Lira,
Guilders or Francs or such other currency that the Banks may in their sole discretion make available to one or more Borrowers from time to time.

     "Alternative Currency Equivalent" means with respect to an amount of Dollars on any date in relation to any specific Alternative Currency, the amount of such Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.

     "Alternative Currency Loan" means any Revolving Loan denominated in an Alternative Currency.

     "Authorization Letter" means the letter agreement executed by the Borrower in the form of EXHIBIT B.

     "Banking Day" means any day on which commercial banks are not authorized or required to close in New York City and whenever such day relates to a Eurocurrency Loan or notice with respect to any Eurocurrency Loan, a day on which dealings in Dollar deposits are also carried out in the London interbank market.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means the Company, MacDermid Imaging or any Eligible Subsidiary, as the context may require, and their respective successors and assigns and "Borrowers" means all of the foregoing.

     "Borrowing" means a Loan or group of Loans of a single type as to which a single Interest Period is in effect.

     "Borrowing Request" means a request by a Borrower in accordance with Section 2.7.

     "Capital Expenditures" means for any period, the Dollar amount of gross expenditures (including obligations under Capital
Leases) made for fixed assets, real property, plant and equipment, and all renewals, improvements and replacements thereto (but not repairs thereof) incurred during such period.

     "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with generally accepted accounting principles.

     "Closing Date" means the date this Agreement has been executed by the Company, the Banks and the Agent.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commitment" means with respect to each Bank, the obligation of such Bank to make Revolving Loans under this Agreement in the

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
aggregate principal amount set forth on EXHIBIT G, as such amount may be reduced or otherwise modified from time to time pursuant to the terms hereof.

     "Common Stock" means common stock, no par value, of the Company.

     "Company" means MacDermid, Incorporated, a Connecticut corporation, and its successors and assigns.

     "Consolidated Capital Expenditures" means Capital
Expenditures of the Company and its Consolidated Subsidiaries on a consolidated basis.

     "Consolidated EBIT" means, for any period the sum of
(a) Consolidated Net Income of the Company and its Consolidated Subsidiaries for such period, plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense and (ii) consolidated taxes of the Company and its Consolidated Subsidiaries for such period.

     "Consolidated EBITDA" means, for any period, the sum of
(a) Consolidated Net Income of the Company and its Consolidated Subsidiaries for such period, PLUS (b) to the extent deducted in determining such Consolidated Net Income, the sum of
(i) Consolidated Interest Expense, (ii) consolidated depreciation and amortization expense and (iii) consolidated taxes of the Company and its Consolidated Subsidiaries for such period.

     "Consolidated Interest Expense" means, for any period, the interest expense of the Company and its Consolidated Subsidiaries determined on a consolidated basis for such period.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period as adjusted to exclude the following:

       (a)  the effect of each change in accounting principles;

       (b) any gain, together with any related provisions for taxes on such gain, realized upon the sale or other disposition of any asset of the Company or any Consolidated Subsidiary (including pursuant to any sale/leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business;

       (c) any gain or loss, together with any related provision for taxes on such gain, realized in connection with the extinguishment of any Debt of the Company or any of its Consolidated Subsidiaries;

       (d) all extraordinary gains and losses determined in accordance with generally accepted accounting principles;

       (e)  all foreign currency translation gains and losses;

       (f) the net income or loss of any Person that is not a Consolidated Subsidiary of the Company or that the Company accounts for by the equity method of accounting, whether or not distributed to the Company; and

       (g) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition.

     "Consolidated Net Worth" means at any date the consolidated stockholders' equity of the Company and its Consolidated
Subsidiaries, including the Preferred Stock, as of such date.

     "Consolidated Subsidiary" means any Subsidiary whose accounts are, or are required to be, consolidated with the accounts of the Company.

     "Consolidated Total Debt" means at any date the total Debt of the Company and its Consolidated Subsidiaries on a consolidated basis.

     "Debt" means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (e) all obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument, whether drawn or undrawn (PROVIDED, however, if the Company provides standby letters of credit or bank guarantees in support of obligations of a Subsidiary, only the underlying obligation and not the contingent liability created by the letter of credit or bank guaranty shall be treated as Debt of the Company and such Subsidiary), (f) all Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and
(g) all Debt of other Persons Guaranteed by such Person.

     "Default" means any event which constitutes an Event of Default or which with the giving of notice or lapse of time, or both, would become an Event of Default.

     "Default Rate" means, with respect to an amount of any Loan not paid when due, a rate per annum equal to: (a) if such Loan is a Variable Rate Loan, a variable rate 2% above the rate of interest thereon; (b) if such Loan is a Eurocurrency Loan, a fixed rate 2% above the rate of interest in effect thereon (including any Interest Margin).

     "Denomination Date" means (a) in relation to any Borrowing in an Alternative Currency, the date that is three Banking Days prior to the date such Borrowing is made and in the case of a renewal of, or conversion to, such a Loan, the date that is three Banking Days prior to the date of such renewal or conversion, and
(b) in relation to any Letter of Credit payable in an Alternative Currency the date such Letter of Credit is issued or, in the case of Letters of Credit to fund insurance payments, renewed, as applicable.

     "Deutschemarks" and the sign "DM" means lawful money of Germany.

     "Dollars" and the sign "$" mean lawful money of the United
States of America.

     "Dollar Equivalent" means, with respect to an amount of any Alternative Currency on any date, the amount of Dollars that may be purchased with such amount of such Alternative Currency at the Spot Exchange Rate with respect to such Alternative Currency on such date.

     "Election to Participate" means an Election to Participate substantially in the form of EXHIBIT C.

     "Election to Terminate" means an Election to Terminate substantially in the form of EXHIBIT D.

     "Eligible Subsidiary" means any Wholly-Owned Consolidated Subsidiary of the Company as to which an Election to Participate shall have been delivered to the Agent and as to which an Election to Terminate shall not have been delivered to the Agent. Each such Election to Participate and Election to Terminate shall be duly executed on behalf of such Wholly-Owned Consolidated Subsidiary and the Company in such number of copies as the Agent may request. The delivery of an Election to Terminate shall not affect any obligation of an Eligible Subsidiary theretofore incurred. The Agent shall promptly give notice to the Banks of the receipt of any Election to Participate or Election to Terminate.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, injunctions, permits, conversions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, to the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, or any successor statute including any rules and regulations promulgated thereunder.

     "ERISA Group" means the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414(c) of the Code.

     "Eurocurrency Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the definition "Fixed Base Rate."

     "Event of Default" has the meaning given such term in
Section 9.1.

     "Existing Credit Facility" means that certain Credit
Agreement, dated as of October 6, 1994, between the Company, the banks signatory thereto, and The Chase Manhattan Bank, N.A., as agent, as heretofore amended.

     "Facility Documents" means this Agreement, the Notes, the Guaranty and any documents relating to Letters of Credit.

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day (or for any day that is not a Banking Day, for the immediately preceding Banking Day).

     "Fixed Base Rate" means with respect to any Interest Period for a Eurocurrency Loan, the rate per annum (rounded upwards if necessary to the nearest 1/16 of 1%) quoted at approximately 11:00 a.m. London time by the principal London branch of the Agent two (2) Banking Days prior to the first day of such Interest Period for the offering to leading banks in the London interbank market of Dollar deposits or deposits in an Alternative Currency, as the case may be, in immediately available funds, for a period, and in an amount, comparable to the Interest Period and principal amount of the Eurocurrency Loan which shall be made by the Banks and outstanding during such Interest Period.

     "Fixed Rate" means, for any Eurocurrency Loan for any Interest Period therefor, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient of (a) the Fixed Base Rate for such Loan for such Interest Period, divided by (b) one minus the Reserve Requirement for such Loan for such Interest Period.

     "Francs" and the sign "FF" means lawful money of France.

     "Funding Date" means the date of the earlier to occur of
(a) the initial Borrowing Request, (b) the initial issuance of a Letter of Credit and (c) extension of the principal amount of the Term Loan being advanced to MacDermid Imaging.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantors" means MacDermid Overseas Asia Limited,
MacDermid Europe, Inc., MacDermid Equipment, Inc. and MacDermid
Imaging Technology, Inc.

     "Guaranty" means the Joint and Several Guaranty of the Guarantors in favor of the Agent for the benefit of the Banks.

     "Guilders" means the lawful money of the Netherlands.

     "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydro-carbons, or any substance having any constituent elements displaying any of the foregoing characteristics and any other element, compound,
     "Intercompany Debt" means Debt representing loans from the Company to any Subsidiary which is not a Guarantor.

mixture, solution or substance poses a present or potential hazard to human health or the environment.

     "Hercules Division" means the Electronics and Printing
Division of Hercules Incorporated.

     "Interest Margin" means for Variable Rate Loans and Eurocurrency Loans the applicable number of basis points specified on EXHIBIT J based on the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures. The above ratio will be tested at the end of each calendar quarter for the twelve-month period then ended and will be in effect with respect to any Borrowing, conversion or renewal made subsequent to the receipt by the Agent of the certificate described in
Section 6.1(c). hereof and prior to the Agent's receipt of the next such certificate, PROVIDED that the Interest Margin for all Eurocurrency Loans shall be 125 basis points with respect to any Borrowing, conversion or renewal made after the date on which such a certificate is to be delivered and prior to the date such certificate is actually delivered.

     "Interest Period" means, with respect to any Eurocurrency Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the applicable Borrower may select pursuant to
Section 2.9, on the numerically corresponding day in the first, second, third, or sixth calendar month thereafter, PROVIDED that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

     "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

     "Lending Office" means, for each Bank and for each type of Loan, the lending office of such Bank (or of an affiliate of such Bank) designated as such for such type of Loan on its signature page hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans of such type are to be made and maintained.

     "Letter(s) of Credit" means any standby Letter of Credit issued by the Agent for the account of a Borrower pursuant to Borrowers, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available (including any amounts drawn but not yet honored) under all Letters of Credit then outstanding and

Section 2.5 for the purpose of supporting performance, payment deposit, or surety obligations of such Borrower, in any case if required by law or governmental rule or regulation or if in accordance with the custom or practice in the industry of such Borrower.

     "Letters of Credit Usage" means with respect to the
(ii) the aggregate amount of all drawings under Letters of Credit honored by the Agent and not theretofore reimbursed by a Borrower. Letters of Credit Usage of each Bank shall be determined as if the Banks had bought the participations referred to in Section 2.5(a) with respect to all then outstanding Letters of Credit. In determining Letters of Credit Usage, any Letters of Credit denominated in an Alternative Currency, shall be converted to the Dollar Equivalent (as of the Denomination Date for such Letter of Credit).

     "Lien" means with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which the Company or such Subsidiary has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Lira" means lawful money of Italy.

     "Loan" or "Loans" means the Revolving Loans, the Swingline
Loans and the Term Loans made by a Bank pursuant to Section 2.1,
Section 2.2 or Section 2.3.

     "MacDermid Imaging" means MacDermid Imaging Technology, Inc.
a Delaware corporation and a wholly-owned subsidiary of the Company, and its successors and assigns.

     "Material Debt" means Debt (other than the Notes) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $1,000,000.

     "Material Plan" means at any time a Plan or Plans having an aggregate amount of Unfunded Liabilities in excess of $500,000.

     "Maturity Date" means December 4, 2002; PROVIDED that if such date is not a Banking Day, the Maturity Date shall be the next succeeding Banking Day.

(5) plan years made contributions, including for these purposes

     "Monthly Management Report" means the September 30, 1995
Monthly Management Report of the Hercules Division a copy of which is attached hereto as Schedule VI.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five any Person which ceased to be a member of the ERISA Group during such five year-period.

     "Note" or "Notes" means a promissory note of a Borrower in the form of EXHIBIT A-1, EXHIBIT A-2 or EXHIBIT A-3 evidencing the Loans made by a Bank or Swingline Lender hereunder and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" means:

     (a) in the case of real properties, easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not interfere materially with the continued use of such properties for the purposes for which they are used and do not affect materially the value thereof;

     (b) liens, if contested in good faith by appropriate proceedings and appropriate reserves are maintained with respect thereto;

     (c) pledges or deposits to secure obligations under workmen's compensation laws or similar legislation or to secure performance in connection with bids, tenders and contracts (other than contracts for the payment of borrowed money) to which the Company or any of its Subsidiaries is a party;

     (d) deposits to secure public or statutory obligations of the Company or any of its Subsidiaries;

     (e) materialmen's, mechanics', carriers', workmen's or other like liens arising in the ordinary course of business, or deposits of cash or United States obligations to obtain the release of such liens;

     (f) deposits to secure surety or appeal bonds in proceedings to which the Company or any of its Subsidiaries is a party;

     (g) existing leases by the Company or its Subsidiaries of real and personal property;

     (h) liens for taxes not yet due and payable; and

     (i) liens on the assets acquired by the Company pursuant to the Purchase Agreement that are acceptable to the Agent as of the Closing Date in the Agent's sole discretion.

     "Person" means an individual, partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards set forth in
Section 412 of the Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding five (5) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Preferred Stock" means the preferred stock issued by MacDermid Imaging to Hercules, Inc. pursuant to the terms of the Purchase Agreement.

     "Preferred Stock Agreement" means that certain Series A
Preferred Stock Agreement among MacDermid Imaging, the Company and Hercules, Inc. with respect to the Preferred Stock.

     "Prime Rate" means that rate of interest from time to time announced by the Agent at its principal office as its prime commercial lending rate. Notwithstanding the foregoing, each Borrower acknowledges that the Agent may regularly make commercial loans at rates of interest less than the rate of interest referred to in the immediately preceding sentence.

     "Principal Office" means the principal office of the Agent, presently located at One Chase Manhattan Plaza, New York, New
York  10081.

     "Prohibited Transaction" means any transaction set forth in
Section 406 of ERISA or Section 4975 of the Code.

     "Purchase Agreement" means the Sale and Purchase Agreement, together with each Annex, Schedule and Exhibit thereto, among the Company, MacDermid Imaging and Hercules Incorporated.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in United States or foreign federal, state or municipal laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States or foreign federal, state or municipal laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

     "Reportable Event" means any of the events set forth in
Section 4043(b) of ERISA as to which events the PBGC by regulation has not waived the requirement of Section 4043(a) of ERISA that the PBGC be notified within thirty (30) days of the occurrence of such event, PROVIDED that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of any waivers given under Section 412(d) of the Code.

     "Required Banks" means, at any time while no Revolving Loans are outstanding, Banks having at least 51% of the aggregate amount of the Commitments and Term Loans outstanding and, at any time while Revolving Loans are outstanding, Banks holding at least 51% of the aggregate principal amount of the Loans.

     "Reserve Requirement" means, for any Eurocurrency Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against any category of extensions of credit or other assets which include Variable Rate Loans.

     "Restricted Payment" means (a) any dividend or other distribution on any shares of any Borrower's capital stock (except dividends payable solely in shares of such Borrower's capital stock), (b) any payment on account of the purchase, redemption, retirement or acquisition of (i) any shares of any Borrower's capital stock or (ii) any option, warrant or other right to acquire shares of any Borrower's capital stock or (c) any payment by any Borrower of a "Performance Premium" (as that term is defined in the Purchase Agreement) to Hercules Incorporated.

     "Revolving Loans" means revolving Loans made by the Banks pursuant to Section 2.1 hereof.

     "Senior Debt" means Debt which has been or is incurred by the Borrower which is senior in right of payment pursuant to its terms to the Debt under this Agreement.

     "Spot Exchange Rate" means, on any day, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by the Agent in London for such Alternative Currency at approximately 11:00 a.m. (London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day by the Agent in London for Dollars at approximately 11:00 a.m. (London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Borrowing, such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Borrowing.

     "Sterling" or "(pound sterling symbol)" means lawful money of the United Kingdom.

     "Subsidiary" means, as to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

     "Swingline Commitment" shall mean the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.2 hereof in an aggregate amount at any one time outstanding up to but not exceeding $5,000,000 (as the same may be reduced at any time or from time to time pursuant to Section 2.10 hereof).

     "Swingline Loans" means the Swingline Loans made by the Swingline Lender pursuant to Section 2.2 hereof.

     "Termination Date" means December 4, 2000; PROVIDED that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking
Day).

     "Term Loans" means the Term Loans made by the Banks pursuant to Section 2.3 hereof.

     "Unfunded Liabilities" means with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of

ERISA (excluding any accrued but unpaid contributions), but only to the extent that such excess represents a potential liability of any member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Variable Rate" means, for any day, the higher of (a) the Federal Funds Rate for such day plus 1/2 of 1% or (b) the Prime
Rate for such day.

     "Variable Rate Loan" means any Loan when and to the extent the interest rate for such Loan is determined in relation to the Variable Rate.

     "Wholly-Owned Consolidated Subsidiary" means any
Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Company.

     Section 1.2. ACCOUNTING TERMS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; PROVIDED that, if the Company notifies the Agent that the Company wishes to amend any covenant in Article 8 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Company that the Required Banks wish to amend Article 8 for such purpose), then the Company's compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

     Section 1.3. CONSTRUCTION. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, references to the singular include the plural, references to any gender include the other genders, the term "including" is not limiting and has the inclusive meaning represented by the phrase "including without limitation;" and the term "or" has the inclusive meaning represented by the phrase "and/or." The terms "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.


                 ARTICLE 2.  THE CREDIT

     Section 2.1. THE REVOLVING LOANS. (a) Subject to the terms and conditions of this Agreement, each of the Banks severally and not jointly agrees to make Revolving Loans to the Company and its Eligible Subsidiaries (as specified in the Borrowing Request with respect thereto) from time to time from and including the date hereof to and including the Banking Day next preceding the Termination Date, in an aggregate principal amount up to but not exceeding at any one time outstanding, the amount of its Commitment; PROVIDED that the aggregate amount of Revolving Loans outstanding plus the Letters of Credit Usage shall not at any time exceed in the aggregate Commitments of the Banks. Each Borrowing under this Section 2.1 shall be made by the Banks ratably in accordance with their Commitments. The Revolving Loans may be outstanding as Variable Rate Loans or Eurocurrency Loans (each a "type" of Loan). Eurocurrency Loans may be denominated in Dollars or in one or more Alternative Currencies, and all Variable Rate Loans shall be denominated only in Dollars. Subject to the terms hereof, the Borrowers may borrow, repay or prepay and reborrow Revolving Loans hereunder prior to the Termination Date. Each type of Loan of each Bank shall be made and maintained at such Bank's Lending Office for such type of Loans.

     (b) Any Revolving Loans may be made in the Alternative Currency specified in the applicable Borrowing Request given pursuant to Section 2.7 in an amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request, as determined by the Agent as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error). For purposes of determining the amount outstanding under any Bank's Commitment, such amount outstanding for each Alternative Currency Loan shall be the Dollar Equivalent for such Loan as of the Denomination Date.

     Section 2.2. THE SWINGLINE LOANS (a) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Company and its Eligible Subsidiaries

(as specified in the Borrowing Request with respect thereto) from time to time from and including the date hereof to and including the Banking Day next preceding the Termination Date, in an aggregate principal amount at any one time outstanding up to but not exceeding the Swingline Commitment, PROVIDED that the Swingline Loans outstanding PLUS the Revolving Loans PLUS the Letters of Credit Usage of the Swingline Lender shall not at any time exceed the Commitment of the Agent, and PROVIDED further that the aggregate amount of Revolving Loans outstanding PLUS the Letters of Credit Usage PLUS Swingline Loans shall not at any time exceed the aggregate Commitments of the Banks. Each Borrowing under this Section 2.2 shall be made by the Agent. The Swingline Loans may be outstanding as Variable Rate Loans or Eurocurrency Loans (each a "type" of Loan). Eurocurrency Loans may be denominated in Dollars or in one or more Alternative Currencies, and all Variable Rate Loans shall be denominated only in Dollars. Subject to the terms hereof, the Borrowers may borrow, repay or prepay and reborrow Swingline Loans hereunder prior to the Termination Date.

     (b) Any Swingline Loans may be made in the Alternative Currency specified in the applicable Borrowing Request given pursuant to Section 2.7 in an amount equal to the Alternative Currency Equivalent of the Dollar amount specified in such Borrowing Request, as determined by the Agent as of the Denomination Date for such Borrowing (which determination shall be conclusive absent manifest error).

     (c) Each Bank irrevocably agrees that if a Borrower fails to repay a Swingline Loan to the Agent when due (including upon an Event of Default and acceleration of such Loans) then each Bank shall be deemed to have purchased participations in the Swingline Loans in proportion to their respective Commitments.

     Section 2.3. THE TERM LOANS. Subject to the terms and conditions of this Agreement, each of the Banks, severally and not jointly, agrees to make a Term Loan to MacDermid Imaging on the Closing Date in an amount equal to that set forth opposite its name on EXHIBIT H. The Term Loans may be outstanding as Variable Rate Loans or Eurocurrency Loans. All Term Loans shall be denominated in Dollars.

     Section 2.4. THE NOTES. (a) The Revolving Loans of each Bank shall be evidenced by a promissory note in favor of such Bank in the form of EXHIBIT A-1, dated the date of this Agreement, duly completed and executed by the applicable Borrower. Each Bank shall, and is hereby authorized by each of the Borrowers to, endorse on the schedule attached to each Note held by such Bank, or otherwise record in such Bank's internal records, an appropriate notation evidencing the date, type, amount and currency of each Revolving Loan or Swingline Loan evidenced by such Note and the date, amount and currency of each repayment or prepayment of principal; PROVIDED that the failure of any Bank to make such notation or any error therein shall not affect the obligations of the applicable Borrower to repay the Revolving Loans or Swingline Loans made by such Bank.

     (b) The Swingline Loans of the Swingline Lender shall be evidenced by a promissory note in favor of the Swingline Lender in the form of EXHIBIT A-3, dated the date of this Agreement, duly completed and executed by the applicable Borrower. The Swingline Lender shall, and is hereby authorized by each of the Borrowers to, endorse on the schedule attached as the Swingline Note, or otherwise record in such Bank's internal records, an appropriate notation evidencing the date, type, amount and currency of each Swingline Loan evidenced by such Note and the date, amount and currency of each repayment or prepayment of principal; PROVIDED that the failure of the Swingline Lender to make such notation or any error therein shall not affect the obligations of the applicable Borrower to repay the Swingline Loans made by the Swingline Lender.

     (c) The Term Loans of each Bank shall be evidenced by a promissory note in favor of such Bank in the form of EXHIBIT A-2, dated the date of this Agreement, duly completed and executed by MacDermid Imaging.

     Section 2.5. LETTERS OF CREDIT. (a) Subject to the terms and conditions of this Agreement, in addition to requesting that the Banks make the Loans, any Borrower may request, in accordance with the provisions of this Section 2.5(a), that the Agent issue Letters of Credit for the account of such Borrower; PROVIDED that
(i) no Borrower shall request that the Agent issue any Letter of Credit if, after giving effect to such issuance, the aggregate outstanding Revolving Loans to the Borrowers plus the aggregate amount of Letters of Credit Usage would exceed the aggregate of all Commitments, (ii) in no event shall the Agent issue (A) any Letter of Credit having an expiration date later than the tenth Banking Day prior to the Termination Date, or (B) any Letter of Credit having an expiration date more than one year after its date of issuance, except those used to fund payment of insurance premiums which, by their terms, are renewed automatically, and
(iii) no Borrower shall request that the Agent issue any Letter of Credit if, after giving effect to such issuance, the aggregate Letter of Credit Usage would exceed $15,000,000. The issuance of any Letter of Credit in accordance with the provisions of this
Section 2.5(a) shall require the satisfaction of each condition set forth in Article 4. All Letters of Credit may be denominated in Dollars or in an Alternative Currency.

     Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby agrees to, have irrevocably agreed to participate with the Agent in such Letter of Credit and any drawing thereunder in an amount equal to such Bank's ratable share (determined in accordance with such Bank's Commitment) of the maximum amount which is or at any time may become available to be drawn thereunder.

     Each Letter of Credit may provide that the Agent, with the written consent of the Required Banks, may (but shall not be required to) pay all or any part of the maximum amount which may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence of an Event of Default and the acceleration of the maturity of the Loans. If payment is not due to the beneficiary of an outstanding Letter of Credit, upon the occurrence of an Event of Default the applicable Borrower shall deposit immediately available funds, in the applicable currency, in an account or fund a cash collateral account, in the applicable currency, with the Agent to secure payment to the beneficiary under such Letter of Credit. Any funds so deposited or standing to the credit of such account shall be paid to the beneficiary of such Letter of Credit if conditions to such payment are satisfied or returned to the Agent for distribution to the Banks (or, if all Loans shall have been repaid in full in cash in the applicable currency, to the applicable Borrower) if no payment to the beneficiary has been made and the final date available for drawings under such Letter of Credit has passed. Each payment or distribution of funds by the Agent as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Agent under the related Letter of Credit and each deposit by the Borrower as provided in this paragraph shall be treated for all purposes of this Agreement as a reimbursement by Borrower for a portion of such drawing equal to the amount of such deposit.

     (b) Whenever a Borrower desires the issuance of a Letter of Credit, it shall deliver to the Agent at the Principal Office a written notice no later than 1:00 p.m. (New York City local time) at least ten (10) Banking Days prior to the proposed date of issuance. Such notice shall consist of the form of application and agreement for letters of credit customarily used by the Agent, a copy of the current form of which is attached hereto as
EXHIBIT I, as such document may be amended from time to time. Promptly after receipt of a notice of desired issuance of a Letter of Credit, (i) if the conditions set forth in Section 2.5(a) have been satisfied, the Agent shall notify each Bank of the proposed issuance and the amount of each such other Bank's respective participation therein, determined in accordance with
Section 2.5(a); and (ii) if such conditions have not been satisfied, the Agent shall notify the applicable Borrower.

     (c) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereof, the Agent shall give telephonic notice (promptly confirmed in writing) to the applicable Borrower (x) confirming receipt of such request and
(y) of the date on or before which the Agent intends to honor such drawing, and the applicable Borrower shall reimburse the Agent on the day on which such drawing is honored in compliance with the terms of the applicable Letter of Credit in an amount in Dollars in same day funds equal to: (i) the amount of such drawing if such drawing is in Dollars or (ii) the Dollar Equivalent on the date of such drawing of the amount required to be paid in the Alternative Currency pursuant to the terms of the applicable Letter of Credit if such drawing is in an Alternative Currency (the "Contract Amount"); PROVIDED that, and anything contained in this Agreement to the contrary notwithstanding,
(A) unless the applicable Borrower shall have notified the Agent prior to 11:00 a.m. (New York City local time) on the Banking Day immediately before the date on or before which the Agent has indicated that it intends to honor such drawing that the applicable Borrower intends to reimburse the Agent for the amount of such drawing with funds other than the proceeds of Variable Rate Loans, such Borrower shall be deemed to have timely given a notice of borrowing pursuant to Section 2.7 requesting the Banks to make Variable Rate Loans on the date on which such drawing is honored in an amount equal to (x) the amount of such drawing if such drawing is denominated in Dollars or (y) the Contract Amount if such drawing is not denominated in Dollars, and (B) subsequent to satisfaction or waiver of the conditions specified in
Article 4, the Banks shall make Variable Rate Loans on the date on which such drawing is honored, the proceeds of which shall be applied directly to reimburse the Agent for the amount of such drawing; and PROVIDED further that if, for any reason, the Agent does not receive proceeds of Variable Rate Loans on the date on which such drawing is honored in an amount equal to the amount of such drawing (or the Contract Amount for any drawing not denominated in Dollars), the applicable Borrower shall reimburse the Agent on the Banking Day immediately following the date of such drawing, in an amount in Dollars in same day funds equal to the excess of the amount of such drawing (or the Contract Amount for any drawing not denominated in Dollars) over the proceeds of such Variable Rate Loans, if any, which are so received, plus accrued interest on such excess amount at the rate set forth in
Section 2.5(e)(i)(A).

     (d) If a Borrower shall fail to reimburse the Agent as provided in Section 2.5(c) in an amount equal to the amount of any drawing under a Letter of Credit issued by the Agent and honored by the Agent in compliance with the terms of such Letter of Credit and for any reason Variable Rate Loans are not advanced to the applicable Borrower as contemplated by Section 2.5(c), the Agent shall promptly notify each Bank of the unreimbursed amount of such drawing and of such Bank's PRO RATA participation therein. Each Bank shall make available to the Agent an amount equal to its PRO RATA participation in same day funds, at the office of the Agent specified in such notice, immediately upon demand of the Agent. If any Bank fails to make available to the Agent the amount of such Bank's PRO RATA participation in such

Letter of Credit as provided in this Section 2.5(d), the Agent shall be entitled to recover such amount on demand from such Bank together with interest (i) at the customary rate set by the Agent for the correction of errors among banks for three (3) Banking Days and (ii) thereafter at the Variable Rate. The Agent shall distribute to each Bank which has paid all amounts payable by it under this Section 2.5(d) with respect to any Letter of Credit issued by the Agent such Bank's PRO RATA share of all payments received by the Agent from the applicable Borrower in reimbursement of drawings honored by the Agent under such Letter of Credit when such payments are received.

     (e)(i) Each Borrower agrees to pay the following amount to the Agent with respect to Letters of Credit issued by the Agent for the account of such Borrower:

          (A)  with respect to drawings made under any
     Letter of Credit, interest, payable on demand, on the amount paid by the Agent in respect of each such drawing made in compliance with the terms of such Letter of Credit from the date of the drawing through the date such amount is reimbursed by a Borrower (including, if any, any such reimbursement out of the proceeds of Variable Rate Loans pursuant to Section 2.5(c) at a rate per annum equal to the Variable Rate; PROVIDED that if a Default or Event of Default shall exist and such Borrower is not, by reason thereof, eligible to borrow Variable Rate Loans, then interest shall accrue on such amount paid by the Agent at the Default Rate.

          (B) with respect to the issuance, amendment or transfer of each Letter of Credit and each drawing made thereunder, the Agent's standard documentary and processing charges as in effect on the date of such issuance, amendment or transfer.

          (ii) Each Borrower agrees to pay the Agent for distribution to each Bank in respect of all Letters of Credit outstanding issued for such Borrower's account such Bank's PRO RATA share of a commission equal to 1% per annum of the maximum amount available from time to time to be drawn under such outstanding Letter of Credit, based on the actual number of days in the quarter that such amount was available to be drawn and the actual number of days in the quarter, payable quarterly in arrears on the last day of each fiscal quarter of the Company commencing on the last day of the fiscal quarter of the Company during which such letter of credit is issued and terminating on the last day of the last fiscal quarter of the Company during which such Letter of Credit is outstanding. The Agent shall promptly pay to the Banks such amounts received by the Agent for the account of the Banks in accordance with the Banks' PRO RATA participation. If any Letter of Credit is fully drawn upon or otherwise terminated, each Bank agrees to refund to the applicable Borrower such Bank's share of any letter of credit fees paid in advance by such Borrower hereunder for the amount so drawn or terminated on any such Letter of Credit and with respect to any period (determined on a PRO RATA basis for actual days elapsed) from and after the date on which such Letter of Credit is so drawn upon or otherwise terminated. Any refund owing by a Bank to a Borrower pursuant to the preceding sentence may be effected by a reduction in the amount of any letter of credit fees next payable by such Borrower to such Bank, PROVIDED that if no further letter of credit fees shall become payable hereunder against which such refund can be credited, then such Bank shall promptly pay the amount of such refund directly to such Borrower.

     (f) The obligations of each Borrower to reimburse the Agent for drawings made under the Letters of Credit issued by the Agent for such Borrower and the obligations of the Banks under
Section 2.5(d) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances and irrespective of any setoff, counterclaim or defense to payment which a Borrower may have or have had against the Agent, including any defense based upon the failure of any drawing under any Letter of Credit to comply strictly with the terms and conditions of such Letter of Credit; PROVIDED, HOWEVER, that neither a Borrower nor any Bank shall be obligated to reimburse the Agent for any wrongful payment made by the Agent under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Agent.

     (g) The face amount of each Letter of Credit shall not be less than an amount agreed upon between the Agent and the Borrower from time to time.

     (h) In the event of any conflict between the terms of any application and agreement for a letter of credit hereunder and the terms of this Agreement, the terms of this Agreement shall control.

     Section 2.6. PURPOSE. The Borrowers shall use the proceeds of the Term Loan and the Revolving Loans for the purchase of the Hercules Division pursuant to the Purchase Agreement, the repayment of the amounts outstanding under the Existing Credit Facility, working capital, future capital expenditures and for general corporate purposes of the Borrowers, and the proceeds of Swingline Loans for working capital purposes. Such proceeds shall not be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" in violation of Regulation U.

     Section 2.7. BORROWING PROCEDURES. The applicable Borrower shall give the Agent notice (a "Borrowing Request") of each

Borrowing to be made under Section 2.1 or Section 2.2 as provided in Section 2.11. Not later than 2:00 p.m. New York City local time on the date of such Borrowing pursuant to Section 2.1, each Bank shall, through its Lending Office and subject to the conditions of this Agreement, make available to the Agent, at the Principal Office for the account of the Lending Office designated by the Agent, the amount of the Loan to be made by such Bank on such day in the currency in which such Loan is to be made and in immediately available funds for the account of the applicable Borrower. The amount so received by the Agent shall, subject to the conditions of this Agreement, be made available to the applicable Borrower, in immediately available funds, by the Agent crediting an account of such Borrower designated by such Borrower and maintained by such Borrower with the Agent at the Principal Office.

     Section 2.8. PAYMENTS, PREPAYMENTS AND CONVERSIONS. (a) Subject to the terms of this Agreement the Borrowers shall have the right to make prepayments of principal, or to convert one type of Loan into another type of Loan, at any time or from time to time; PROVIDED that: (i) the applicable Borrower shall give the Agent notice of each such prepayment or conversion as provided in Section 2.11; (ii) each Eurocurrency Loan may be prepaid or converted only on the last day of the applicable Interest Period for such Loan, and (iii) each prepayment shall be in a minimum principal amount of $1,000,000. Each prepayment of the Term Loans shall be applied to installments of the Term Loans PRO RATA in accordance with the respective amounts thereof, PROVIDED that the Borrowers may prepay up to the next succeeding two (2) quarterly installments of principal on the Term Loan at any time, and from time to time, upon notice to the Agent as provided in Section 2.11.

     (b) If at any time the amount of the Revolving Loans outstanding hereunder plus the Letters of Credit Usage plus the amount of the Swingline Loans exceeds the aggregate amount of the Commitments, the Borrowers shall immediately repay the Revolving Loans in an amount equal to such excess. For the purposes of this Section 2.8(b) the amount outstanding under any Alternative Currency Loan at any time shall be the Dollar Equivalent thereof as of the Denomination Date.

     (c)  The principal balance of the Term Loans shall be repaid in quarterly installments, due on the last day of each March, June, September and December commencing with March 31, 1996, in the following amounts:

  March 31, 1996 - December 31, 1997:   $1,517,857
  March 31, 1998 - December 31, 2000:   $3,035,714
  March 31, 2001 - Maturity Date:       $4,553,571,
with a final payment of all outstanding principal and accrued interest to be made on the Maturity Date.

     Section 2.9. INTEREST PERIODS; RENEWALS. (a) In the case of each Eurocurrency Loan, the applicable Borrower shall select an Interest Period of a duration specified in the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond the Termination Date in the case of Revolving Loans and Swingline Loans, or Maturity Date in the case of Term Loans; (ii) notwithstanding Section 2.9(a)(i), no Interest Period shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; (iii) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month in which event such Interest Period shall end on the immediately preceding Banking Day; and (iv) only seven Interest Periods of each Bank may be outstanding at any one time.

     (b) Upon notice to the Agent as provided in Section 2.11 and PROVIDED no Default or Event of Default has occurred and is continuing, on the last day of the Interest Period therefor a Borrower may (i) renew any Eurocurrency Loan as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations set forth in Section 2.9(a) or
(ii) convert such Loan to a Variable Rate Loan. If a Borrower shall fail to give notice to the Agent of such a renewal or by the terms of this Agreement shall not be permitted to renew a Eurocurrency Loan, (A) in the case of a Eurocurrency Loan denominated in Dollars, on the last day of the current Interest Period such Eurocurrency Loan shall automatically become a Variable Rate Loan and (B) in the case of a Eurocurrency Loan denominated in an Alternative Currency, on the last day of the current Interest Period such Eurocurrency Loan shall automatically become a Eurocurrency Loan denominated in the same Alternative Currency having an Interest Period of one month.

     Section 2.10. CHANGES OF COMMITMENTS. The Company shall have the right to reduce or terminate the amount of unused Commitments or the Swingline Commitment at any time or from time to time, PROVIDED that: (a) the Company shall give notice of each such reduction or termination to the Agent and the Swingline Lender as provided in Section 2.11; and (b) each partial reduction shall be in an aggregate amount at least equal to $1,000,000; PROVIDED that if any such reduction would cause the aggregate Commitments to be reduced below the amount of $5,000,000, the Banks shall have the right either to reduce the Commitments to such amount or to terminate the Commitments in whole. The Commitments once reduced or terminated may not be reinstated.

     Section 2.11. CERTAIN NOTICES. Borrowing Requests issued by a Borrower to the Agent with respect to each Borrowing pursuant to Section 2.7, each notice of prepayment or conversion pursuant to Section 2.8, each notice of renewal pursuant to
Section 2.9(b), and each notice of reduction or termination of the Commitments pursuant to Section 2.10 shall be irrevocable and shall be effective only if received by the Agent not later than 11:00 a.m. New York City local time, and (a) in the case of Borrowings and prepayments of, conversions into and renewals of
(i) Variable Rate Loans, given on or before the day of such Borrowing; or (ii) Eurocurrency Loans, given at least three Banking Days prior thereto; (b) in the case of reductions or termination of the Commitments, given at least three Banking Days prior thereto. Each such notice shall specify the Loans to be borrowed, prepaid, converted or renewed and the currency, the amount and type of the Loans to be borrowed, prepaid, converted or renewed (and, in the case of a conversion, the type of Loans to result from such conversion and, in the case of a Eurocurrency Loan, the Interest Period therefor) and the date of the Borrowing, prepayment, conversion or renewal (which shall be a Banking Day). Each such notice of reduction or termination shall specify the amount of the Commitments to be reduced or terminated. The Agent shall promptly notify the Banks of the contents of each such notice.

     Section 2.12. MINIMUM AMOUNTS. Except for Borrowings which exhaust the full remaining amount of the Commitments, prepayments or conversions which result in the prepayment or conversion of all Loans of a particular type or conversions made pursuant to
Section 3.4, each Borrowing, prepayment, conversion and renewal of principal of Revolving Loans of a particular type shall be,
(a) in the case of a Variable Rate Loan in an amount at least equal to $500,000 (or the Dollar Equivalent of $500,000) in the aggregate for all Banks, and (b) in the case of Eurocurrency Loans in an amount equal to $2,000,000 or any larger integral multiple of $100,000 (or the Dollar Equivalent of $2,000,000 or any integral multiple of $100,000 in excess thereof) in the aggregate for all Banks. Each Borrowing, prepayment, conversion, and renewal of principal of Swingline Loans shall be in an amount at least equal to $1,000,000 (or the Dollar Equivalent of $1,000,000), except in the case of prepayments when the outstanding principal balance of the Swingline Loans is less than $1,000,000; PROVIDED that in such case any prepayment shall be in an amount equal to such outstanding principal balance. Borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of Eurocurrency Loans, having different Interest Periods at the same time hereunder shall be deemed separate Borrowings, prepayments, conversions and renewals for the purposes of the foregoing minimum amounts, one for each type or Interest Period.

     Section 2.13. INTEREST. (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due, at the following rates per annum: (i) for a Variable Rate Loan, at a variable rate per annum equal to the Variable Rate PLUS the applicable Interest Margin; and (ii) for a Eurocurrency Loan, at a fixed rate equal to the Fixed Rate PLUS the applicable Interest Margin. If any principal amount shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount from and including such due date to but excluding the date such amount is finally paid in full at the Default Rate.

     (b The interest rate on each Variable Rate Loan shall change when the Variable Rate changes, without notice of demand of any kind, effective as of the opening of business on the calendar day on which such change in the Variable Rate becomes effective. Interest on the Loans shall be calculated on the basis of a year of 365/366 days and the actual number of days elapsed. Promptly after the determination of any interest rate provided for herein or any change therein, the Agent shall notify the Borrower and the Banks.

     (c) Accrued interest shall be due and payable in arrears upon any repayment or prepayment of principal on or conversion of any Loan and (i) for each Variable Rate Loan, on the last day of each March, June, September and December, in arrears, commencing the first such date after such Loan and (ii) for each Eurocurrency Loan, in arrears on the last day of the applicable Interest Period (unless a six month interest period is chosen in which case interest will be payable in arrears ninety days from the date of the Loan and on the last day of the Interest Period); PROVIDED that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Agent.

     Section 2.14. FEES. (a) The Company shall pay to the Agent for the account of each Bank a commitment fee on the daily average unused Commitment of such Bank (it being understood that outstanding Swingline Loans, if any, shall not be taken into account when calculating the unused Commitment of any Bank) for the period from and including the Closing Date to the date the Commitments are terminated at the applicable rate per annum specified in EXHIBIT J, based on the ratio of Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to Consolidated EBITDA minus Consolidated Capital Expenditures, calculated on the basis of a year of 365/366 days for the actual number of days elapsed. The accrued commitment fee shall be due and payable in arrears upon any reduction or termination of the Commitments, on the last day of each March, June, September and December, commencing on March 31, 1996 and on the Termination Date.

     (b) The Company shall pay to the Agent as compensation for its services hereunder an agency fee and an arrangement fee as set forth in that certain letter dated December 5, 1995 between the Agent and the Company.

     Section 2.15. PAYMENTS GENERALLY. All payments under this Agreement or the Notes shall be made in immediately available funds. In the case of Loans denominated in Dollars, payment shall be made in Dollars on the relevant payment date not later than 1:00 p.m. New York City local time at the Principal Office for the account of the applicable Lending Office of each Bank.
In the case of Loans denominated in an Alternative Currency, payment shall be made in such Alternative Currency on the relevant payment date not later than 1:00 p.m. New York City local time at the Principal Office for the account of the Lending Office designated by the Agent for the account of the applicable Lending Office of each Bank. Each such payment made after such time on such due date shall be deemed to have been made on the next succeeding Banking Day. The Agent, or any Bank for whose account any such payment is to be made, may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower with the Agent or such Bank, as the case may be, and any Bank that makes such a debit shall promptly notify the Agent and the Company. Each Borrower shall, at the time of making each payment under this Agreement or any Note, specify to the Agent the principal or other amount payable by such Borrower under this Agreement or the Notes to which such payment is to be applied (and if a Borrower fails so to specify, or if a Default or Event of Default has occurred and is continuing, the Agent may apply such payment as the Agent may elect in its sole discretion (subject to Section 10.16(c)). If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension. Each payment received by the Agent hereunder or under any Note for the account of a Bank shall be paid promptly by the Agent to such Bank, in immediately available funds, for the account of such Bank's Lending Office.


     ARTICLE 3.  YIELD PROTECTION; ILLEGALITY; ETC.

     Section 3.1. ADDITIONAL COSTS. (a) The Company shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining any Eurocurrency Loan or Eurocurrency Loans under this Agreement or its Notes or its obligation to make any such Loan or Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loan or Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or of its Lending Office for any of such Loans by the jurisdiction in which such Bank has its principal office or such Lending Office);
(ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of "Fixed Base Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or its Notes (or any of such extensions of credit or liabilities). Each Bank will notify the Company of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 3.1(a) as promptly as practicable after such Bank obtains knowledge thereof and determines to request such compensation. Such notice will set forth in reasonable detail the calculation of any Additional Costs due hereunder. If any Bank requests compensation from the Company under this
Section 3.1(a), or under Section 3.1(c), the Company may, by notice to such Bank (with a copy to the Agent), require that such Bank's Loans of the type with respect to which such compensation is requested be converted in accordance with Section 3.4.

     (b) Without limiting the effect of the foregoing provisions of this Section 3.1, if, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurocurrency Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurocurrency Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Company (with a copy to the Agent), the obligation of such Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect, and all Loans of such type held by such Bank then outstanding shall be converted in accordance with Section 3.4.

     (c) Without limiting the effect of the foregoing provisions of this Section 3.1 (but without duplication), the Company shall pay directly to each Bank from time to time on demand such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which such Bank determines are attributable to the maintenance by it, pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court of governmental or monetary authority, of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include an amount equal to any reduction in return on assets or equity of such Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Agent if such Bank is entitled to compensation pursuant to this
Section 3.1(c) as promptly as practicable after such Bank it determines to request such compensation, and the Agent will notify the Company. Such notice will set forth in reasonable detail the calculation of any amounts due hereunder.

     (d) Determinations and allocations by a Bank for purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to Sections 3.1(a) or 3.1(b), or of the effect of capital maintained pursuant to Section 3.1(c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, such Bank in respect of Loans or such obligation, and of the additional amounts required to compensate such Bank under this Section 3.1, shall be conclusive, PROVIDED that such determinations and allocations are made on a reasonable basis.

     Section 3.2. LIMITATION OF TYPES OF LOANS. Notwithstanding any other provision in this Agreement, if:

     (a) the Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Fixed Base Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any type of Eurocurrency Loans as provided in this Agreement; or

     (b) the Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Fixed Base Rate" in Section 1.1 upon the basis of which the rate of interest for any type of Eurocurrency Loans is to be determined do not adequately cover the cost to the Banks of making or maintaining such Loans;

then the Agent shall give the applicable Borrowers and each Bank prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type, and each Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.8.

     Section 3.3. ILLEGALITY. Notwithstanding any other provision in this Agreement, if it becomes unlawful for any Bank or its Lending Office to (a) honor its obligation or make or renew Eurocurrency Loans hereunder or convert Loans of any type into Eurocurrency Loans, (b) maintain Eurocurrency Loans hereunder or (c) in the case of a Borrowing denominated in an Alternative Currency, there shall have occurred a change in (i) national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or (ii) any currency exchange rate which would make it impracticable for any Bank to make Loans denominated in such Alternative Currency, then such Bank shall promptly notify the Company thereof (with a copy to the Agent), and such Bank's obligation to make or renew Eurocurrency Loans and to convert other types of Loans into Eurocurrency Loans or to make Loans denominated in such Alternative Currency hereunder shall be suspended until such time as such Bank may again make, renew, or convert and maintain such affected Loans and such Bank's outstanding Eurocurrency Loans or Alternative Currency Loans, as the case may be, shall be converted in accordance with
Section 3.4.

     Section 3.4. CERTAIN CONVERSIONS PURSUANT TO SECTIONS 3.1 AND 3.3. If the Loans of any Bank of a particular type (Loans of such type being herein called "Affected Type" or "Affected Loans") are to be converted pursuant to Section 3.1 or 3.3, such Bank's Affected Loans shall be automatically converted into Variable Rate Loans (and in the case of Loans denominated in an Alternative Currency, to Variable Rate Loans denominated in Dollars in the Dollar Equivalent amount) on the last day(s) of the then current Interest Period(s) for the Affected Loans or, in the case of a conversion required by Section 3.1(b) or 3.3, on such earlier date as such Bank may specify to the Company with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 3.1 or 3.3 which gave rise to such conversion no longer exist:

     (a) to the extent that such Bank's Affected Loans have been converted into Variable Rate Loans, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Loans shall be applied instead to its Variable Rate Loans; and

     (b) all Loans which would otherwise be made or renewed by such Bank as Loans of the Affected Type shall be made instead as Variable Rate Loans and all Loans of such Bank which would otherwise be converted into Loans of the Affected Type shall be converted instead into (or shall remain as) Variable Rate Loans; and

     (c) if Loans of other Banks of the Affected Type are subsequently converted into Loans of another type (other than Variable Rate Loans), such Bank's Variable Rate Loans shall be automatically converted on the conversion date into Loans of such other type to the extent necessary so that, after giving effect thereto, all Loans held by such Bank and the Banks whose Loans are so converted are held PRO RATA (as to principal amounts, types and Interest Periods) in accordance with their respective Commitments.

If such Bank gives notice to the Company (with a copy to the Agent) that the circumstances specified in Section 3.1 or 3.3 which gave rise to the conversion of such Bank's Affected Loans pursuant to this Section 3.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Loans of the Affected Type are outstanding, such Bank's Variable Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Loans of the Affected Type to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Loans of the Affected Type and by such Bank are held PRO RATA (as to principal amounts, types and Interest Periods) in accordance with their respective Commitments.

     Section 3.5. CERTAIN COMPENSATION. The Company shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank determines is attributable to:

     (a) any payment, prepayment, conversion or renewal of a Eurocurrency Loan made by such Bank on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

     (b) any failure by the Borrower to borrow, convert into or renew a Eurocurrency Loan to be made, converted into or renewed by such Bank on the date specified therefor in the relevant notice under Section 2.7, 2.8 or 2.9, as the case may be.

Without limiting the foregoing provisions of this Section 3.5, such compensation shall include any losses (including loss of anticipated profits), costs or expenses arising from converting Loans denominated in an Alternative Currency to the Dollar Equivalent on the day of payment, prepayment, conversion or renewal or incurred by reason of liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain any prepaid principal amount at the yield being earned prior to such prepayment. A determination by any Bank as to the amounts payable pursuant to this Section 3.5 shall be conclusive absent manifest error.

     Section 3.6. INDEMNIFICATION FOR TAXES. (a) All payments hereunder and under any of the Facility Documents (including payments on account of principal and interest and fees) shall be made by the Borrowers without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge imposed by any jurisdiction ("Taxes"). If a Borrower is required by law to make any deduction or withholding of any Taxes from any payment due hereunder or under any of the Facility Documents, then the amount payable will be increased to such amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will not be less than the amount due and payable hereunder had no such deduction or withholding been required. Notwithstanding the foregoing, Taxes shall not include, and no such additional amounts shall be payable in respect of:

          (i) any tax imposed on the overall net income of the Lending Office of any Bank in respect of which the relevant payment is made to the jurisdiction in which such Bank is organized, in which such Bank's Lending Office is located or in which such Bank is managed and controlled; or

          (ii) any such deduction or withholding which would not have been required to be so deducted or withheld if the Bank to which such payment was made had at the date of payment been either:

               (A)  a Bank carrying on a bona fide banking
          business in the United Kingdom recognized by the Inland
          Revenue Service and bringing the interest payable hereunder into account as a trading receipt of such business; or

               (B) resident in a country with which the United Kingdom has an appropriate Double Taxation Treaty giving exemption from United Kingdom taxation on interest and had any necessary application thereunder been made

     (except that this Section 3.6(a)(ii) shall not operate to prevent a Bank receiving such additional amounts to the extent that such amounts become payable solely as a result of any revocation or repeal of, or any change in, or any published change in the interpretation or application of, any relevant law or the practice of the Inland Revenue Service or the provisions of a double taxation treaty since the date of this Agreement).

     (b) If any additional amounts shall become payable pursuant to Section 3.6(a), the applicable Borrower and the Bank concerned will discuss in good faith with a view to determining whether any means (not being detrimental in the opinion of such Bank to any of such Bank's interests) exist or may be implemented by which such amounts may lawfully be mitigated or reduced, (or such Bank be compensated in some other way) so as to leave such Bank in the same position in which such Bank would have been had such Taxes not been payable.

     (c) If any Borrower makes any payment hereunder in respect of which such Borrower is required by law to make any deduction or withholding of any Taxes, such Borrower shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Banks as soon as practicable after it has made such payment to the applicable authority a receipt issued by such authority or a statement of the Borrower confirming the payment to such authority of all amounts so required to be deducted or withheld from such payment.

     (d) Without prejudice to the provisions of Section3.6(a), if any Bank, or the Agent on its behalf, is required by law to make any payment on account of Taxes (other than those referred to in Section 3.6(a)(i) above) on or in relation to any sum received or receivable hereunder or under any of the Facility Documents by such Bank, or the Agent on its behalf, or any liability for such Taxes in respect of any such payment is imposed, levied or assessed against any Bank, or the Agent on its behalf, the Borrowers will promptly indemnify such person against such Tax payment or liability, together with any interest, penalties and expenses (including counsel fees and expenses) payable or incurred in connection therewith, including any such Tax on any Bank arising by virtue of payments under this
Section 3.6(d), computed in a manner consistent with
Section 3.6(a). A certificate as to the amount of such payment by such Bank, or the Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes.

     Section 3.7. PARTIAL DEFEASANCE. If the Company shall become obligated to make any payment to any Bank under this
Article 3 or any Bank shall be excused from performing by the provisions of Article 3, then the Company shall have the right, on giving to the Agent and such Bank not less than thirty (30) days prior written notice, to prepay in full, without penalty or premium, the outstanding principal amount of the Loans held by such Bank, together with interest accrued thereon to the date of such prepayment. Such prepayment shall terminate the Commitment of each Bank whose Loans are prepaid, and the other Banks shall be under no obligation to increase their respective Commitments to cover such terminated Commitment; provided that the other Banks shall be deemed to have increased their pro-rata participation (determined in accordance with their respective Commitments) in outstanding Letters of Credit by the participation amount previously held by each Bank whose Loans are prepaid.

            ARTICLE 4.  CONDITIONS PRECEDENT

     Section 4.1. INITIAL CONDITIONS PRECEDENT. The obligations of the Banks to make the Loans pursuant to the initial Borrowing Request, to advance the Term Loan on the Funding Date or to issue a Letter of Credit on the Closing Date are subject to satisfaction of the following conditions precedent on the Funding
Date:

     (a) this Agreement in form and substance satisfactory to the Agent and its counsel shall have been duly executed and delivered to the Agent by the Company and MacDermid Imaging;

     (b) the Notes shall have been duly executed and delivered to the Agent by the applicable Borrowers;

     (c) the Agent shall have received Certificates of duly authorized officers of the Company and MacDermid Imaging certifying that the following statements shall be true as of the Funding Date:

          (i)  the representations and warranties contained in
          Article 5, and in the case of a Borrowing by an Eligible Subsidiary, Section 4.5, and the representations and warranties made by the Guarantors in Section of the Guaranty, are true and correct in all material respects on and as of the date of such Loans or the issuance of such Letter of Credit as though made on and as of such date (unless they specifically related to an earlier date); and

          (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loans or the issuance of such Letter of Credit; and

     (d) an Authorization Letter in form and substance satisfactory to the Agent and its counsel shall have been duly executed and delivered to the Agent by each of the Company, MacDermid Imaging and as applicable, any Eligible Subsidiary;

     (e) the Guaranty, in form and substance satisfactory to the Agent and its counsel shall have been duly executed and delivered to the Agent by the Guarantors;

     (f)  all amounts outstanding under the Existing Credit
Facility shall have been repaid;

     (g) a certificate of the Secretary or Assistant Secretary of each of the Company and MacDermid Imaging, dated the Funding Date, shall have been delivered to the Agent attesting to all corporate action taken by the Company and MacDermid Imaging, including resolutions adopted by their respective Boards of Directors authorizing the execution, delivery and performance of the Facility Documents and each other document to be delivered pursuant to this Agreement and certifying the names and true signatures of the officers of the Company and MacDermid Imaging, authorized to sign the Facility Documents and the other documents to be delivered by the Company and MacDermid Imaging, under this Agreement;

     (h) a certificate of a duly authorized officer of the Company, dated the Funding Date, shall have been delivered to the Agent setting forth the calculation of the ratio for the twelve-month period ending September 30, 1995, of (i) the Debt of the Company and its Consolidated Subsidiaries on a consolidated basis adjusted to include the Debt of the Division during such period as reflected in the Division's internally prepared financial reports and the Debt incurred pursuant to this Agreement on the Funding Date to (ii) Consolidated EBITDA adjusted to include the earnings before interest, taxes, depreciation and amortization of the Division for such period minus Consolidated Capital Expenditures adjusted to include capital expenditures of the Division during such period;

     (i) a favorable opinion of counsel for the Company and MacDermid Imaging dated the Funding Date, in substantially the form of EXHIBIT E and as to such other matters as the Agent may reasonably request shall have been delivered to the Agent;

     (j) since September 30, 1995, there has been no material adverse change in the business, financial position or results of operations of the Hercules Division from that reflected in the Monthly Management Report and no event shall have occurred (and the Agent shall not have become aware of conditions) which the Agent or any Bank reasonably determines could have a material adverse effect on (i) the operations, assets or prospects of the Company and the Hercules Division from those reflected in the September 30, 1995 Monthly Management Report, taken as a whole, or (ii) any Borrower's ability to meet its obligations under any Facility Document;

     (k) the Agent shall have received evidence satisfactory to the Agent that each Borrower and Hercules is in compliance in all material respects with all foreign and U.S. federal, state and local laws (including laws relating to the environment);

     (l) the Agent shall have received phase one and phase two environmental assessments of the properties of the Hercules
Division which shall be satisfactory to the Agent in its sole discretion;

     (m) MacDermid Imaging shall have received a credit at closing (subject to subsequent adjustment as contemplated by the

Purchase Agreement) of not less than $30,000,000 against the purchase price paid to Hercules Inc. pursuant to the Purchase Agreement from the issuance of its preferred stock, and the terms and conditions of such preferred stock shall be satisfactory to the Agent in its sole discretion;

     (n) the transactions contemplated by the Purchase Agreement shall have been consummated;

     (o) the audited financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ending March 31, 1995 shall have been delivered to the Agent;

     (p) the Agent shall have received a Consent and Acknowledgement Agreement relating to the Preferred Stock in form and substance satisfactory to the Agent from Hercules
Incorporated agreed to by the Company and MacDermid Imaging;

     (q) the Agent shall have received audited financial statements for the Hercules Division as of December 31, 1994, December 31, 1993, and December 31, 1992; and

     (r) the Agent shall have received such other certificates, opinions and information as the Agent shall reasonably request.

     Section 4.2. SUBSEQUENT LOANS OR LETTERS OF CREDIT. The obligations of the Banks to make Loans (other than renewals of Eurocurrency Loans pursuant to Section 2.9) pursuant to any subsequent Borrowing Request or to issue any Letter of Credit after the Funding Date shall be subject to satisfaction of the following conditions precedent:

     (a) from and after the Closing Date no material adverse change which would be reasonably likely to result in a Default or an Event of Default shall have occurred in the business, financial position or results of operation of the Company and its Consolidated Subsidiaries, taken as a whole; and

     (b) the statements in Section 4.1(c) shall be true and correct as of such date.

     Section 4.3. DEEMED REPRESENTATIONS. Each Borrowing Request hereunder and each acceptance by the Company or any Eligible Subsidiary of the proceeds of such Borrowing or Borrowings and each request for issuance of a Letter of Credit shall constitute a representation and warranty that the statements contained in Section 4.2 are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Agent prior to such Borrowing, as of the date of such Borrowing or issuance of a Letter of Credit.

     Section 4.4.  FIRST BORROWING BY EACH ELIGIBLE SUBSIDIARY.

The obligation of each Bank to make a Loan or issue a Letter of Credit on the occasion of the first Borrowing Request or request for issuance of a Letter of Credit by each Eligible Subsidiary is subject to the satisfaction of the following further conditions:

     (a) receipt by the Agent for the account of each Bank of a duly executed Revolving Note of such Eligible Subsidiary dated on or before the date of such Borrowing complying with the provisions of Section 2.4;

     (b) receipt by the Agent of an Authorization Letter duly executed by the Eligible Subsidiary;

     (c) receipt by the Agent of an Election to Participate duly executed by the Eligible Subsidiary;

     (d) receipt by the Agent of an opinion of counsel for such Eligible Subsidiary acceptable to the Agent, substantially in the form of EXHIBIT F and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (e) receipt by the Agent of all documents which it may reasonably request relating to the existence of such Eligible Subsidiary, the corporate authority for and the validity of this Agreement, the Authorization Letter, the Election to Participate and the Notes of such Eligible Subsidiary, and any other matters relevant thereto, all in form and substance satisfactory to the Agent; and

     (f)  the representations and warranties contained in
Section 4.5 shall be true and correct on and as of the date of such Borrowing as though made on and as of such date, and no Default or Event of Default shall have occurred and be continuing, or would result from such Loans.

     The opinion referred to in Section 4.4(d) above shall be dated no more than five Banking Days before the date of the first
Borrowing by such Eligible Subsidiary hereunder.

     Section 4.5.  REPRESENTAIONS OF ELIGIBLE SUBSIDIARIES.  Each
Eligible Subsidiary shall be deemed by the execution and delivery of its Election to Participate to have represented and warranted as of the date thereof that:

     (a) It is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and is a Wholly-Owned Consolidated Subsidiary of the Company.

     (b) The execution and delivery by it of its Authorization Letter, its Election to Participate and its Notes, and the performance by it of this Agreement and its Notes: are within its corporate powers; have been duly authorized by all necessary corporate action; require no action by or in respect of, or filing with, any governmental body, agency or official; do not contravene, or constitute a default under, any provision of any applicable law or regulation or of its certificate of incorporation or by-laws or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or such Eligible Subsidiary; and will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

     (c) This Agreement constitutes a legal, valid and binding obligation of such Eligible Subsidiary, and its Notes, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of such Eligible Subsidiary, and each of this Agreement and its Notes is enforceable against such Eligible Subsidiary in accordance with its terms except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

     (d) Except as disclosed in such Election to Participate, there is no income, stamp or other tax of any country, or any taxing authority thereof or therein, in the nature of withholding or otherwise, which is imposed on any payment to be made by such Eligible Subsidiary pursuant hereto or on any of its Notes, or is imposed on or by virtue of the execution, delivery, performance or enforcement of its Election to Participate or any of its Notes.


       ARTICLE 5.  REPRESENTAIONS AND WARRANTIES

     Each of the Company and MacDermid Imaging hereby represents and warrants that:

     Section 5.1. INCORPORATION, GOOD STANDING AND DUE QUALIFICATION. Each of the Company, MacDermid Imaging and the Company's Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required except where failure to be so qualified would not have a material adverse effect on the Company's business as a whole or its properties, condition (financial or otherwise) or operation.

     Section 5.2. CORPORATE POWER AND AUTHORITY; NO CONFLICTS. The execution, delivery and performance by each of the Company and MacDermid Imaging of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (except for the filing of this Agreement with the Securities and Exchange Commission and the New York Stock Exchange), registration, consent or approval under, any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Company or any of its Subsidiaries or affiliates; (d) result in a breach of, or constitute a default or require any consent (except for those consents which have been obtained) under, any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower is a party or by which it or its properties may be bound; (e) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Company or any of its Subsidiaries; or (f) cause the Company (or any Subsidiary or affiliate, as the case may be) to be in default under any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

     Section 5.3. LEGALLY ENFORCEABLE AGREEMENTS. Each Facility Document to which the Company or MacDermid Imaging is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of the Company or MacDermid Imaging, as applicable, enforceable against the Company or MacDermid Imaging, as applicable, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

     Section 5.4. LITIGATION. Except as disclosed on SCHEDULE III, there are no actions, suits or proceedings pending or, to the knowledge of the Company or MacDermid Imaging, threatened, against or affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, which, in any one case or in the aggregate, would have a reasonable likelihood of having a material adverse effect on the financial condition, operations, properties or business of the Company and its Subsidiaries as taken as a whole or the ability of the Company or MacDermid Imaging to perform its obligation under the Facility Documents.

     Section 5.5. FINANCIAL STATEMENTS; SEC FILINGS. The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 1995, and the related consolidated statements of income and statements of cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon, of KPMG Peat Marwick LLP, independent certified public accountants, a copy of which has been furnished to the Agent, are complete and correct and fairly present the financial condition of the Company and its Consolidated Subsidiaries as at such date and the results of the operations of the Company and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with generally accepted accounting principles. Since March 31, 1995, there has been no material adverse change in the business, financial position or results of operations of the Company and its Subsidiaries. The Company has timely made all filings required of it with the Securities and Exchange Commission and is in material compliance with all securities laws applicable to it.

     Section 5.6. TAXES. Each of the Company and its Subsidiaries has filed all United States Federal income tax returns and all other material tax returns required to be filed and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, except for those which are being contested in good faith and by appropriate proceedings diligently conducted. The federal income tax liability of the Company and its Subsidiaries has been audited by the Internal Revenue Service and has been finally determined and satisfied for all taxable years up to and including the taxable year ended March 31, 1988. The charges, accruals and reserves on the books of the Company and its Subsidiaries with respect to taxes or other governmental charges are adequate in the opinion of the Company.

     Section 5.7. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan,
(b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or
(c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     Section 5.8.  SUBSIDIARIES AND OWNERSHIP OF STOCK.
SCHEDULE I is a complete and accurate list of Subsidiaries of the Company as of the date hereof, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of the Company's ownership of the outstanding capital stock or other ownership interest of each such Subsidiary.
Except as set forth on SCHEDULE I, all of the outstanding capital stock or other ownership interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and if owned by the Company is free and clear of all Liens.

     Section 5.9. CREDIT ARRANGEMENTS. As of the October 31, 1995, SCHEDULE II is a complete and correct list of all Debt of the Company and its Subsidiaries outstanding pursuant to which the Company or its Subsidiaries are or may be, in any manner, directly or contingently, obligated in an amount equal to or greater than $1,000,000 and all Liens existing securing Debt outstanding. Except as set forth on SCHEDULE II, there has been no material change in the amount of Debt outstanding of the Company and its Subsidiaries since March 31, 1995.

     Section 5.10. NO DEFAULTS ON OUTSTANDING JUDGMENTS OR ORDERS. Each of the Company and its Subsidiaries has satisfied all material judgments, and neither the Company nor any of its Subsidiaries is in default with respect to any material judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

     Section 5.11. GOVERNMENTAL REGULATION. Neither the Company nor any of its Subsidiaries is a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, or an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or an "investment advisor" within the meaning of the Investment Advisors Act of 1940, as amended.

     Section 5.12. ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE V, each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has any fixed or contingent liability under any Environmental Law applicable to the business, operations or properties of the Company or any of its Subsidiaries (for purposes of this Section 5.12 "liabilities" shall include liabilities for any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any losses or expenses relating to periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses), except in each case where the amount of the liabilities associated with such noncompliance and the amount of such fixed or contingent liabilities does not exceed in the aggregate $5,000,000. For purposes of determining the liability of the Company and its Subsidiaries with respect to any remedial obligation imposed pursuant to the Comprehensive Environmental Response Compensation and Liability Act, as amended, or other similar laws, whether state or federal, the Company and the Banks shall take account of the contribution obligations of other potentially responsible parties associated with such remedial obligation.

     Section 5.13. MARGIN STOCK. As of the Closing Date, the fair market value of all margin stock (as defined in Regulation U, 12 CFR Section 221.2(h)) owned by the Company and its Subsidiaries does not exceed $100,000 (not including any shares of the Company's Common Stock held in the MacDermid, Incorporated Employee Pension Plan, the MacDermid, Incorporated Employees Profit Sharing Plan and the MacDermid, Incorporated Employee Stock Ownership Plan and 530,648 shares of Common Stock held in the Company's treasury as of the date hereof).

     Section 5.14. FULL DISCLOSURE. All information heretofore furnished by the Company or any of its Subsidiaries to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified (provided that the representation and warranty of the Company in this Section 5.14, as it applies to information regarding the Division furnished prior to the date hereof, is limited to the extent of the representations and warranties of Hercules Incorporated as to truth and accuracy contained in the Purchase Agreement). The Company has disclosed to the Banks in writing any and all facts, other than general economic conditions, which materially and adversely affect or may affect (to the extent the Company can now reasonably foresee) the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company or any of its Subsidiaries to perform their respective obligations under this Agreement or any Note.


           ARTICLE 6.  AFFIRMATIVE COVENANTS

     So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement, the Company shall comply with the following covenants:

     Section 6.1. REPORTING REQUIREMENTS. The Company shall furnish directly to the Agent:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income and consolidated statements of cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and (i) in the case of the consolidated statements, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG Peat Marwick LLP or other independent public accountants of nationally recognized standing, and (ii) in the case of consolidating statements, all certified as to fairness of presentation, compliance with generally accepted accounting principles and consistency by the chief financial officer of the Company;

     (b) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated and consolidating balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated and consolidating statements of income and consolidated statements of cash flows and changes in stockholders' equity of the Company and its Consolidated Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail and stating in comparative form the respective consolidated figures for the corresponding quarter and the corresponding year-to-date period in the previous fiscal year, and certified by the chief financial officer of the Company (subject to year end adjustments and the omission of notes permitted by the applicable regulations of the Securities and Exchange Commission to be excluded from quarterly reports filed on Form 10-Q) as to fairness of presentation, compliance with generally accepted accounting principles and consistency;

     (c) simultaneously with the delivery of each set of financial statements referred to in Sections 6.1(a) and 6.1(b) above, a certificate of the chief financial officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 7.1 through 7.4, inclusive, and Sections 7.6, 8.1, 8.2 and 8.3 on the date of such financial statements, (ii) certifying as to the ratio for the twelve-month period then ending of the Debt of the Company and its Consolidated Subsidiaries on a consolidated basis to its Consolidated EBITDA minus Consolidated Capital Expenditures for such period, and (iii) stating whether any Default or Event of Default exists on the date of such certificate and, if any

Default or Event of Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

     (d) within ten days after any officer of the Company obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

     (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

     (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall file with the Securities and Exchange
Commission;

     (g) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the Plan administrator of any Plan has given or is required to give notice of any such reportable event to the PBGC, a copy of such notice; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice;
(iv) applies for a waiver of the minimum funding standard under
Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to
Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer of the Company setting forth details as to such occurrence and action, if any, which any member of the ERISA Group is required or proposes to take;

     (h) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its Subsidiaries which have a reasonable likelihood of a material adverse effect on the financial condition, properties, or operations of the Company and its Subsidiaries taken as a whole;

     (i) If, at any time, the Company shall become aware or have reasonable cause to believe (i) that Hazardous Substances or solid wastes have been released, or have otherwise come to be located, on or in or have begun to affect any real property owned or leased by the Company or any Subsidiary or that any liability arising out of the violation of any Environmental Laws has arisen, including liability for off-site environmental conditions, or (ii) that a notice has been received from any governmental body or other party seeking any information or alleging any violation of any Environmental Laws or alleging any liability with regard to any real property owned or leased by the Company or any Subsidiary or off-site environmental conditions, in either case which may materially impair the Borrowers' ability to meet their obligations under the Facility Documents, the Company shall promptly give notice of that event to the Agent; and

     (j) such other information respecting the condition or operations, financial or otherwise, of the Company or any of its Subsidiaries as the Agent or any Bank may from time to time reasonably request.

     Section 6.2. PAYMENT OF OBLIGATIONS. The Company will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity or in accordance with the Company's customary trade practices, all their respective material obligations and liabilities, including tax liabilities, except where the same may be contested in good faith by appropri ate proceedings, and will maintain, and will cause each Subsid iary to maintain, in accordance with generally accepted account ing principles, appropriate reserves for the accrual of any of the same.

     Section 6.3.  MAINTENANCE OF PROPERTY; INSURANCE.  (a) The
Company will maintain, and will cause each Subsidiary to maintain, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b) To the extent that insurance is reasonably available to the Company and its Subsidiaries at a price comparable to the price paid by other Persons in the same or similar types of business conducted by the Company and such Subsidiary, the Company will, and will cause each of its Subsidiaries to, maintain (either in the name of the Company or in such Subsidiary's own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are (i) insured against under the policies of insurance of the Company and its Subsidiaries set forth on the schedule previously provided by the Company to the Banks or (ii) usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Agent, information presented in reasonable detail as to the insurance so carried. To the extent such insurance is not obtained, the Company will adopt, in lieu of or supplemental to such insurance, such other plan or method of protection, whether by the establishment of an insurance fund or a reserve to be held and applied to casualty losses, or otherwise, satisfactory to the Banks and conforming to the practices of similar corporations self-insurance.

     Section 6.4. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. The Company will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Company and its Subsidiaries (i.e., the business of specialty chemicals and related equipment), and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective permits, licenses, certifications, approvals, rights, privileges and franchises necessary or desirable in the normal conduct of business; PROVIDED that nothing in this Section 6.4 shall prohibit (a) the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Wholly-Owned Subsidiary or the merger of a Subsidiary into the Company if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, or (b) the termination of the corporate existence of any Subsidiary if (i) such termination is not materially disadvantageous to the Banks and the Company in good faith determines that such termination is in the best interest of the Company or (ii) such termination is in compliance with clause
(ii) of the proviso in Section 7.5.

     Section 6.5. COMPLIANCE WITH LAWS. The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), whether foreign or domestic, except (a) where the necessity of compliance therewith is contested in good faith by appropriate proceedings and appropriate reserves are maintained and (b) where failure to comply with such law, ordinance, rules, regulation or requirement would not have a material adverse effect on the financial condition of the Company and its Subsidiaries taken as a whole.

     Section 6.6.  INSPECTION OF PROPERTY, BOOKS AND RECORDS.
The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which materially full, true and correct entries shall be made of all dealings and transac tions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, PROVIDED the Company shall have the right to be present at any meeting with its independent public accountants, all at such reasonable times, upon reasonable notice and as often as may reasonably be desired.

     Section 6.7. MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. The Company will at all times maintain direct or indirect legal and beneficial ownership of the percentage of outstanding shares of each class of capital stock substantially as set forth on
SCHEDULE I of each of its Subsidiaries, except as modified by a consolidation merger or sale permitted pursuant to the proviso to
Section 7.5.

     Section 6.8. REVIEWED DIVISION FINANCIAL STATEMENTS. As soon as available, but in no event later then ninety (90) days following the Closing Date, the Company shall deliver to the Agent the year to date reviewed financial statements of the Hercules Division as of November 30, 1995, contemplated by the Purchase Agreement.


              ARTICLE 7.NEGATIVE COVENANTS

     So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement, the Company shall not, and will not permit any Subsidiary to:

     Section 7.1. DEBT. Incur or at any time be liable with respect to any Debt except:

     (a)  Debt outstanding under this Agreement and the Notes;

     (b) Debt outstanding on the date of this Agreement and identified on SCHEDULE II;

     (c) Debt (in addition to the allowances in subsections (a), (b), (d), (e), (f) and (g) of this Section 7.1 in an aggregate principal amount not to exceed $15,000,000 at any time outstanding; PROVIDED that at such time as the Company's ratio of Debt to Consolidated EBITDA minus Consolidated Capital Expenditures (tested at the end of each calendar quarter for the twelve-month period then ended) is equal to or less than 2.00 to 1.00, the Company and its Subsidiaries may incur Debt in an aggregate principal amount not to exceed $25,000,000 pursuant to this Section 7.1(c); and at such time as such ratio is equal to or less than 1.75 to 1.0, the Company and its Subsidiaries may incur Debt in an aggregate principal amount not to exceed $30,000,000 pursuant to this Section 7.1(c);

     (d) Debt subordinated to the Debt hereunder, in amounts and on terms and conditions satisfactory to the Required Banks;

     (e)  Guarantees by the Guarantors of the Debt hereunder;

     (f) From the date hereof until March 31, 1997, Guarantees of obligations which do not exceed in the aggregate $10,000,000; from April 1, 1997 until March 31, 1998, Guarantees of obligations which do not exceed in the aggregate $14,000,000; from April 1, 1998 until March 31, 1999, Guarantees of obligations which do not exceed in the aggregate $20,000,000; and thereafter Guarantees of obligations which do not exceed in the aggregate $24,000,000; and

     (g)  Up to an aggregate of $15,000,000 of Intercompany Debt.

     Section 7.2. RESTRICTED PAYMENTS. Declare or make any Restricted Payment unless (a) no Default or Event of Default has occurred and is continuing and (b) immediately after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to the Closing Date does not exceed $17,500,000 plus 50% of Consolidated Net Income (less consolidated net loss, if any) of the Company and its Consolidat ed Subsidiaries for the period from March 31, 1994 through the end of the Company's then most recent fiscal quarter (treated for this purpose as a single accounting period). Nothing in this
Section 7.2 shall prohibit the payment of any dividend or distribution within 60 days after the declaration thereof if such declaration was not prohibited by this Section 7.2.

     Section 7.3. INVESTMENTS. Make or acquire any Investment in any Person other than:

     (a)  Investments outstanding as of March 31, 1995 (such
Investments in excess of $1,000,000 are set forth on SCHEDULE
IV);

     (b) Investments in joint ventures of the Company or its Subsidiaries, if after giving effect thereto the aggregate amount of all such Investments does not exceed $10,000,000 outstanding at any one time, excluding any Investments described in
Section 7.3(a) above;

     (c) deposits with, or time deposits with, including certificates of deposits issued by, (i) any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital surplus and undivided profits aggregating at least $100,000,000 (ii) any Bank or (iii) any foreign bank for which Standard and Poors Rating Group or Moody's Investors Service, Inc. issues a rating of "A" or higher and which has capital surplus and undivided profits aggregating at least $100,000,000;

     (d)  Investments in investment grade securities;

     (e) Investments made in another Person pursuant to a merger or asset acquisition made in compliance with subsection (i) of the proviso in Section 7.5; and

     (f)  other Investments up to $10,000,000 in the aggregate.

     The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without adjustments for increases or decreases in value, write-ups, write-downs or write-offs with respect to such Investment.

     Section 7.4. NEGATIVE PLEDGE. Create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

     (a)  Liens existing on the date of this Agreement securing
Debt outstanding on the date of this Agreement and identified on
Schedule II;

     (b)  Permitted Liens; and

     (c) any Lien existing on any non-current asset securing Debt (i) in an amount up to $7,500,000 during the period from the Closing Date until June 30, 1996; (ii) in an amount up to $9,000,000 during the period from July 1, 1996 until June 30, 1997; and (iii) which amount shall be increased by $1,500,000 for each twelve month period thereafter.

     Section 7.5.  CONSOLIDATIONS, MERGERS ABD SALES OF ASSETS.
(a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly in one transaction or a series of related transactions, all or any substantial part of its assets (including in the case of the Company, the stock of its Subsidiaries) to any other Person; PROVIDED that (i) the Company or any Subsidiary may merge with or acquire the assets of another Person which is in the business of specialty chemicals and related equipment if (A) the Company or the Subsidiary is the surviving entity and (B) after giving effect thereto the ratio of Consolidated Debt to Consolidated EBITDA on a pro forma basis (including synergies agreed to by the Agent) is equal to or less than 3.25 to 1.0, (ii) the Company or any Subsidiary may, in the aggregate, sell assets in the ordinary course of business and sell (A) up to $7,500,000 additional assets during the period from the Closing Date until June 30, 1996; (B) up to $9,000,000 additional assets during the period from July 1, 1996 to June 30, 1997, which amount shall be increased by $1,500,000 for each twelve month period thereafter; and (iii) a Subsidiary of the Borrower may merge with the Borrower or a Wholly-Owned Subsidiary of the Borrower if (A) the Borrower or such Wholly-Owned Subsidiary, as the case may be, is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

     Section 7.6. TRANSACTIONS WITH AFFILIATES. Directly or indirectly, pay any funds to or for the account of, make any Investment in (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; PROVIDED, HOWEVER, that the foregoing provisions of this
Section 7.6 shall not prohibit (a) the Company from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing, (b) the Company or any Subsidiary from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Company or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, (c) the Company or any Subsidiary from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Company or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Affiliate participates, (d) any transactions between the Company and any Eligible Subsidiary which has executed and delivered an Election to Participate which is still in effect or any Subsidiary that has executed a Guaranty hereunder, (e) any payment from any Subsidiary to the Company, (f) intercompany loans involving only the Company and its Subsidiaries which are Guarantors, and (g) Intercompany Debt which does not exceed $15,000,000 in the aggregate.


            ARTICLE 8.  FINANCIAL COVENANTS

     So long as any of the Notes shall remain unpaid, any amounts shall be owing hereunder by any Borrower, or any Bank shall have any Commitment under this Agreement, the Company covenants that:

     Section 8.1. EBIT TO INTEREST EXPENSE RATIO. The Company's ratio of Consolidated EBIT for the preceding four fiscal quarters to Consolidated Interest Expense for the preceding four fiscal quarters shall not be less than 2.50 to 1.00, tested at end of each fiscal quarter.

     Section 8.2. MINIMUM CONSOLIDATED NET WORTH. The Company shall maintain at all times Consolidated Net Worth at the end of each fiscal quarter of not less than $80,000,000 (subject to a dollar for dollar downward adjustment equal to the amount, if any, by which the Company's independent auditor's valuation of the Preferred Stock is less than $30,000,000, but in no event shall the adjustment be greater than $5,000,000), PLUS an amount equal to the sum of (a) 50% of Consolidated Net Income for each full fiscal quarter since the date hereof to the measurement date PLUS (b) an amount equal to the net proceeds received by the Borrower from the issuance of its capital stock during such period.

     Section 8.3.  MAXIMUM TOTAL DEBT TO NET WORTH RATIO.  The
Company's ratio of Consolidated Total Debt to Consolidated Net
Worth tested at the end of each quarter shall not during the periods set forth below exceed the following:

PERIOD                                          RATIO

Closing Date to March 31, 1997                  2.00 to 1.00
April 1, 1997 to March 31, 1998                 1.80 to 1.00
April 1, 1998 to March 31, 1999                 1.60 to 1.00
April 1, 1999 to march 31, 2000                 1.40 to 1.00
April 1, 2000 and thereafter                    1.20 to 1.00

                ARTICLE 9.  EVENTS OF DEFAULT

     Section 9.1. EVENTS OF DEFAULT. Any of the following events shall be an "Event of Default":

     (a) any Borrower shall: (i) fail to pay the principal of any Note as and when due and payable and such failure shall continue for five (5) Banking Days; (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable and such failure shall continue for thirty (30) Banking Days;

     (b) any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other written statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

     (c) any Borrower shall fail to perform or observe any term, covenant or agreement contained in Article 6, Article 7 or
Article 8;

     (d) any Borrower shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.1) in any Facility Document and such failure shall continue for thirty (30) consecutive calendar days after written notice thereof has been given to the Company by the Agent at the request of the Required Banks;

     (e) the Company or any Subsidiary shall fail to make any payment in respect of any Material Debt when due or within any applicable grace period;

     (f) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (g) the Company or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) an involuntary case or other proceeding shall be commenced against the Company or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Company or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $500,000 which such member shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $500,000;

     (j) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Company or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of (i) in the case of a judgment or order rendered by a court, arbitrator or governmental authority located in the United States, ten (10) days or (ii) in the case of a judgment or order rendered by a court, arbitrator or governmental authority located outside the United States, thirty
(30) days; or

     (k) a "mandatory redemption" (as defined therein) occurs under the Preferred Stock Agreement following a "change of control" (as defined in the Preferred Stock Agreement").

     Section 9.2. REMEDIES. If any Event of Default shall occur and be continuing, the Agent shall, upon request of the Required Banks, by notice to the Borrowers, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and
(b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; PROVIDED that, in the case of an Event of Default referred to in Section 9.1(g) or 9.1(h) above, the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement and each of the other Facility Documents shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each of the Borrowers.

  ARTICLE 10.  THE AGENT; RELATIONS AMONG BANKS AND BORROWER.

     Section 10.1. APPOINTMENT, POWERS AND IMMUNITIES OF AGENT. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under any other Facility Document with such powers as are specifically delegated to the Agent by the terms of this Agreement or any other Facility Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or any other Facility Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by any Borrower or any officer or official of any Borrower or any other Person contained in this Agreement or any other Facility Document, or in any certificate or other document or instrument referred to or provided for in, or received by any Bank under, this Agreement or any other Facility Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any collateral security for the Loans, if any, or for any failure by any Borrower to perform any of such Borrower's obligations under this Agreement or any other Facility Document. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by the Agent or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by the Agent or any one or more of them hereunder or under any other Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct or action not authorized under this Agreement or by the Required Banks which is in violation of law and results in a liability of the Banks to any Borrower. The Company shall pay any fee agreed to by the Company and the Agent with respect to the Agent's services hereunder.

     Section 10.2. RELIANCE BY AGENT. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, facsimile, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by such Bank for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent, but the Agent shall not be required to deal with any

Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Facility Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

     Section 10.3. DEFAULTS. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default (other than the non-payment of principal of or interest on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or a Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default." If the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to
Section 10.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; PROVIDED that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable and in the best interest of the Banks; and PROVIDED further that the Agent shall not be required to take any such action which the Agent determines to be contrary to law.

     Section 10.4. RIGHTS OF AGENT AS A BANK. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its capacity as a Bank. The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, any Borrower (and any of such Borrower's Affiliates) as if the Agent were not acting as the Agent, and the Agent may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Banks.

     Section 10.5. INDEMNIFICATION OF AGENT. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 12.3 or under the applicable provisions of any other Facility Document, but without limiting the obligations of the Borrowers under Section 12.3 or such applicable provisions), ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participations, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Facility Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which any Borrower is obligated to pay under Section 12.3 or under the applicable provisions of any other Facility Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; PROVIDED that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent or actions not authorized under this Agreement or by the Required Banks which are in violation of law and result in a liability of the Banks to any Borrower.

     Section 10.6. DOCUMENTS. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Bank.

     Section 10.7. NON-RELIANCE ON AGENT AND OTHER BANKS. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and the Company's Subsidiaries and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analyses and decisions in taking or not taking action under this Agreement or any other Facility Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Company or the Company's Subsidiaries of this Agreement or any other Facility Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company or any Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Company or any Subsidiary (or any of the Company's or any Subsidiary's Affiliates) which may come into the possession of the Agent or any of the Agent's affiliates.
The Agent shall not be required to file this Agreement, any other Facility Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to any Person.

     Section 10.8. FAILURE OF AGENT TO ACT. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless the Agent shall have received further assurances (which may include cash collateral to the extent permitted by law) of the indemnification obligations of the Banks under Section 10.5 in respect of any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action.

     Section 10.9. RESIGNATION OF AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving thirty (30) days prior written notice thereof to the Banks and the Company; PROVIDED that the Company and the other Banks shall be promptly notified thereof. Upon any such resignation, the Required Banks shall have the right to appoint, with the consent of the Company, which consent shall not be unreasonably withheld or delayed, a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof, with an office in New York, New York and having a combined capital and surplus of at least $100,000,000. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks and without the consent of the Company, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any state thereof, with an office in New York, New York, and having a combined capital and surplus of at least $100,000,000. The Required Banks or the retiring Agent, as the case may be, shall, upon the appointment of a successor Agent, promptly so notify the Company and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Article 10 shall continue in effect for such retiring Agent's benefit in respect of any actions taken or omitted to be taken by such retiring Agent while it was acting as the Agent.

     Section 10.10. AMENDMENTS CONCERNING AGENCY FUNCTION. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Facility Document which affects its duties hereunder or thereunder unless the Agent shall have given its prior consent thereto.

     Section 10.11. LIABILITY OF AGENT. The Agent shall not have any liabilities or responsibilities to any Borrower on account of the failure of any Bank to perform such Bank's obligations hereunder or under any other Facility Document or to any Bank on account of the failure of any Borrower to perform its obligations hereunder or under any other Facility Document. This
Section 10.11 shall not be construed to relieve the Agent of any liability it may have as a Bank when acting in its capacity as a Bank hereunder.

     Section 10.12. TRANSFER OF AGENCY FUNCTION. Without the consent of the Company or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, PROVIDED that the Agent shall promptly notify the Company and the Banks thereof.

     Section 10.13. NON-RECEIPT OF FUNDS BY THE AGENT. Unless the Agent shall have been notified by a Bank or a Borrower (either one, as appropriate, being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or any Borrower is to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment from the Agent (and, if such recipient is a Borrower and the Payor Bank fails to pay the amount thereof to the Agent forthwith upon demand, such Borrower) shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period from the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the average daily Federal Funds Rate for such period.

     Section 10.14. WITHHOLDING TAXES. Each Bank represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to the Agent such forms, certifications, statements and other documents as the Agent may request from time to time to evidence such Bank's exemption from the withholding of any tax imposed by any jurisdiction or to enable the Agent to comply with any applicable laws or regulations relating thereto. Without limiting the effect of the foregoing, if any Bank is not created or organized under the laws of the United States of America or any state thereof, if the payment of interest by any Borrower is treated for U.S. income tax purposes as derived in whole or in part from sources from within the U.S., such Bank will furnish to the Agent and such Borrower Form 4224 or Form 1001 of the Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Bank as evidence of such Bank's exemption from the withholding of U.S. tax with respect thereto. The Agent shall not be obligated to make any payments hereunder to such Bank in respect of any Loan or such Bank's Commitment until such Bank shall have furnished to the Agent the requested form, certification, statement or document.

     Section 10.15. SEVERAL OBLIGATIONS AND RIGHTS OF BANKS. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of such other Bank's obligation to make its Loan or Loans on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

     Section 10.16. PRO RATA TREATMENT OF LOANS, ETC. Except to the extent otherwise provided: (a) each Borrowing under
Section 2.7 shall be made from the Banks, each reduction or termination of the amount of the Commitments under Section 2.10 shall be applied to the Commitments of the Banks, and each payment of commitment fee accruing under Section 2.14 shall be made for the account of the Banks, PRO RATA according to the amounts of their respective unused Commitments; (b) each conversion under Section 2.8 of Loans of a particular type (other than conversions provided for by Section 3.4), shall be made PRO RATA among the Banks holding Loans of such type according to the respective principal amounts of such Loans by such Banks; and (c) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period PRO RATA in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

     Section 10.17. SHARING OF PAYMENTS AMONG BANKS. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, such Bank shall promptly purchase from the other Banks participations in (or, if and to the extent specified by such Bank, direct interests in) the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) PRO RATA in accordance with the unpaid principal and interest on the Loans held by each of the Banks. To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Each Borrower agrees that any Bank so purchasing a participation (or direct interest) in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation (or direct interest). Nothing contained herein shall require any Bank to exercise any such right of setoff, banker's lien, counterclaim or similar right of setoff, banker's lien, counterclaim or similar right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of any Borrower.


                 ARTICLE 11.  GUARANTY

     Section 11.1. THE GUARANTY. The Company hereby unconditionally guaranties the full and punctual payment (whether at stated maturity, upon acceleration or otherwise) of the principal of and interest on each Term Note and each Note issued by any Eligible Subsidiary pursuant to this Agreement, and the full and punctual payment of all other amounts payable by MacDermid Imaging or any Eligible Subsidiary under this Agreement and each other Facility Document. Upon failure by MacDermid Imaging or any Eligible Subsidiary to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement or the other applicable Facility Document.

     Section 11.2. GUARANTY UNCONDITIONAL. The obligations of the Company under this Article 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

     (a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Eligible
Subsidiary under this Agreement or any Note or any other Facility
Document, by operation of law or otherwise;

     (b) any modification or amendment of or supplement to this Agreement or any Note or any other Facility Document;

     (c) any release, non-perfection or invalidity of any direct or indirect security for any obligation of any Eligible

Subsidiary under this Agreement or any Note or any other Facility
Document;

     (d) Any change in the corporate existence, structure or ownership of MacDermid Imaging or any Eligible Subsidiary, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting MacDermid Imaging or any Eligible Subsidiary or its assets or any resulting release or discharge of MacDermid Imaging or any obligation of any Eligible Subsidiary contained in this Agreement or any Note; or any other Facility Document

     (e) the existence of any claim, set-off or other rights which the Company may have at any time against MacDermid Imaging or any Eligible Subsidiary, the Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions; PROVIDED that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

     (f) any invalidity or unenforceability relating to or against MacDermid Imaging or any Eligible Subsidiary, for any reason, of this Agreement or any Note or any other Facility Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Eligible Subsidiary of the principal of or interest on any Note or any other amount payable by it under this Agreement or any other Facility Document; or

     (g) any other act or omission to act or delay of any kind by MacDermid Imaging or any Eligible Subsidiary, the Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 11.2, constitute a legal or equitable discharge of the Company's obligations hereunder.

     Section 11.3. DISCHARGE ONLY UPON PAYMENT IN FULL; REINSTATEMENT IN CERTAIN CIRCUMSTANCES. The Company's obligations under this Article 11 shall remain in full force and effect until the Commitments shall have terminated and the principal of and interest on the Notes and all other amounts payable by the Company MacDermid Imaging or and each Eligible Subsidiary under this Agreement and each of the other Facility Documents shall have been finally and indefeasibly paid in full in cash. If at any time any payment of the principal of or interest on any Note or any other amount payable by any MacDermid Imaging or Eligible Subsidiary under this Agreement or any other Facility Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of MacDermid Imaging or any Eligible Subsidiary or otherwise, the Company's obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

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
     Section 11.4.  WAIVER BY THE COMPANY.  The Company
irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Eligible Subsidiary or any other Person.

     Section 11.5. SUBROGATION. The Company irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, upon making any payment hereunder to be subrogated to the rights of the payee against MacDermid Imaging or an Eligible Subsidiary with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by MacDermid Imaging or an Eligible Subsidiary in respect thereof.

     Section 11.6. STAY OF ACCELERATION. If acceleration of the time for payment of any amount payable by MacDermid Imaging or any Eligible Subsidiary under this Agreement or its Notes or any other Facility Document is stayed upon insolvency, bankruptcy or reorganization of MacDermid Imaging or such Eligible Subsidiary, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Company hereunder forthwith on demand by the Agent made at the request of the Required Banks.


                 ARTICLE 12.  MISCELLANEOUS

     Section 12.1. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent and all the Banks, do any of the following: (a) increase the Commitments of the Banks or subject the Banks to any additional obligations, (b) reduce the principal amount of, or interest on, any Loan or any fees or other amounts payable under any Facility Document, (c) postpone any date fixed for any payment of principal of, or interest on, any Loan or any fees or other amounts payable under any Facility Document, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of Loans, or the number of Banks which shall be required for the Banks or any of them to take any action under any Facility Document, (e) amend this Section 12.1, (f) release the Company's Guaranty described in Article 11 hereof, or (g) extend the expiration date of a Letter of Credit beyond the tenth Banking Day prior to the Termination Date; PROVIDED that no amendment, waiver or consent, unless in writing and signed by the Agent in addition to the Banks required hereinabove to take such action, shall affect the rights or duties of the Agent under any

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
Facility Document. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder or under any other Facility Document shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 12.2. USURY. Anything herein to the contrary notwithstanding, the obligations of the Company and its Subsidiaries under this Agreement and the Notes shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to a Bank limiting rates of interest which may be charged or collected by such Bank.

     Section 12.3. EXPENSES; INDEMNIFICATION. (a) The Borrowers shall reimburse (i) the Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including fees and charges of external legal counsel for the Agent and costs allocated by its internal legal department) incurred by the Agent in connection with the preparation, performance, or administration of this Agreement or the Notes and (ii) the Agent and the Banks on demand for all costs, expenses, and charges (including fees and expenses of counsel) in connection with the enforcement of this Agreement, PROVIDED that the Borrowers shall not be required to reimburse the Agent for the fees and charges of the Agent's external legal counsel that exceed $50,000 in connection with the preparation of this Agreement and the other Facility Documents.

     (b) The Borrowers agree to indemnify the Agent and each Bank and each of such Persons' respective affiliates and controlling persons and each of their respective shareholders, directors, officers, employees, attorneys and agents (each an "Indemnified Person") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages (including consequential damages) or expenses incurred by any of them arising out of or by reason of or in connection with any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) arising out of or relating to this Agreement or any other Facility Document or any actual or proposed use by the Company or any Subsidiary of the proceeds of the Loans, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses that are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the applicable Indemnified Person or the intentional breach by a Bank or the Agent of its agreement to make Loans or issue a letter of credit in accordance with the terms of this Agreement).

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
     (c) The Borrowers agree to indemnify, hold harmless and defend each Indemnified Person or any of them from and against any and all claims, losses, damages, response costs, clean-up costs and expenses arising out of or in any way relating to the existence of Hazardous Substances over, beneath, in or upon any real property owned or leased by the Company or any Subsidiary or a breach of the representations, warranties, covenants and agreements set forth in this Agreement, or any violation of any Environmental Laws or any allegations arising out of any violation of any Environmental Laws, including: (i) claims of third parties (including agencies) for damages, penalties, response costs, clean-up costs, injunctive or other relief; (ii) costs and expenses of removal and restoration, including reasonable fees of attorneys and experts, and costs of reporting the existence of Hazardous Substances to any governmental body, and (iii) any and all reasonable expenses or obligations incurred at, before and after any trial or appeal therefrom whether or not taxable as costs, including witness fees deposition costs, copying and telephone charges, and reasonable attorneys' fees, all of which shall be paid by Company when incurred.

     (d) Each of the Borrowers hereby waives any right it may have to seek consequential damages against any Indemnified Person in connection with this Agreement or any other Facility Document or any of the transactions contemplated hereby or thereby.

     Section 12.4. SURVIVAL. The obligations of the Borrowers under Sections 3.1, 3.5 and 12.3 shall survive the repayment of the Loans and the termination of the Commitments.

     Section 12.5. ASSIGNMENTS; PARTICIPATIONS. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Agent, the Banks and their respective successors and assigns, except that none of the Company, MacDermid Imaging, or any Eligible Subsidiary may assign or transfer its rights or obligations hereunder. Each Bank may assign or transfer, or sell a participation in, all or any part of any Loan, its Commitment or its interest in any Letters of Credit to another bank or other financial institution acceptable to the Agent and upon notice to the Company, in which event (i) in the case of an assignment or transfer, the assignee or transferee shall have, to the extent of such assignment or transfer (unless otherwise provided therein), the same rights, benefits and obligations as such assignee or transferee would have if it were a Bank hereunder, and (ii) in the case of the sale of a participation, the participant shall have no rights under the Facility Documents and all amounts payable by any Borrower under Article 3 shall be determined as if such Bank had not sold such participation. Each Bank that sells any such participation shall deliver a notice to the Company and the Agent of such participation which shall set forth the participant and the amount of such participation. Any agreement executed by such Bank in favor of the participant shall not give

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the participant the right to require such Bank to take or omit to take any action hereunder except action requiring the consent of all of the Banks as set forth in Section 12.1. Upon notice to the Agent, but without consent of any Person, each Bank may pledge all or any part of any Loan to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank. Any Bank may furnish any information concerning the Borrowers in the possession of such Bank from time to time to assignees and participants (including prospective assignees and participants); PROVIDED that such Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. In connection with any assignment or transfer or sale of a participation hereunder, the assigning, transferring or selling Bank shall pay to the Agent an administrative processing fee in the amount of $2,500.

     Section 12.6. NOTICES. Unless the party to be notified otherwise notifies the other parties in writing as provided in this Section 12.6, and except as otherwise provided in this Agreement, notices shall be given to the Agent by telephone, confirmed by telex, telecopy, facsimile or other writing, and to the Banks and to the Borrowers by ordinary mail, telex, telecopy or facsimile addressed to such party at its address on the signature page of this Agreement. Notices shall be effective:
(a) if given by mail, 72 hours after deposit in the mails with first class postage prepaid, addressed as aforesaid; and (b) if given by telex, telecopy or facsimile, when the telex, telecopy or facsimile is transmitted to the telex, telecopy or facsimile number as aforesaid; PROVIDED that notices to the Agent and the Banks shall be effective upon receipt.

     Section 12.7. SETOFF. The Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by such Bank for the account of any Borrower at any of such Bank's offices, in Dollars or in any other currency, against any amount payable by any Borrower to such Bank under this Agreement or any of such Bank's Notes which is not paid when due (regardless of whether such balances are then due to any Borrower), in which case such Bank shall promptly notify the applicable Borrower and the Agent thereof; PROVIDED that such Bank's failure to give such notice shall not affect the validity of such offset. Payments by any Borrower hereunder shall be made without setoff or counterclaim.

     Section 12.8. JURISDICTION; IMMUNITIES. (a) The Borrowers hereby irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York City over any action or proceeding arising out of or relating to this

Agreement or any Note or any other Facility Document, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Borrowers irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Company at the Company's address specified on the signature pages hereof. The Borrowers agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Borrowers further waive any objection to venue in such state and any objection to an action or proceeding in such state on the basis of forum NON CONVENIENS. The Borrowers further agree that any action or proceeding brought against the Agent shall be brought only in New York State or United States Federal court sitting in New York County. Each of the Borrowers, the Agent and each of the Banks waives any right such Person may have to jury trial.

     (b) Nothing in this Section 12.8 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any action or proceeding against any Borrower or any of such Borrower's property in the courts of any other jurisdiction.

     (c) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of such Borrower's obligations under this Agreement, and the Notes and the other Facility Documents.

     Section 12.9. JUDGMENT CURRENCY. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder or under any of the Notes in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Agent's New York office on the Banking Day preceding that on which final judgment is given. The obligations of each Borrower in respect of any sum due to any Bank or the Agent hereunder or under any Note or under any other Facility Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Banking Day following receipt by such Bank or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to such Bank or the Agent, as the case may be, in Dollars, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent, as the case may be, against such deficiency, and if the amount of Dollars so purchased exceeds (a) the sum originally due to any Bank or the Agent, as the case may be, and (b) any amounts shared with other Banks as a result of allocations of such excess as a disproportionate payment to such Bank under
Section 10.17, such Bank or the Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

     Section 12.10. CONFIDENTIALITY. The Agent and each Bank shall keep confidential any information provided by any Borrower clearly identified as confidential; PROVIDED that nothing herein shall prevent the Agent or any Bank from disclosing such information (a) to its officers, directors, employees, agents, attorneys and accountants in connection with the entry into and administration of this Agreement and the extensions of credit hereunder, (b) upon the order of a court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such party, (d) which has become publicly available without breach of any agreement among the parties hereto, (e) as necessary for the exercise of any remedy hereunder or under any Note, or (f) subject to provisions similar to those contained in this Section 12.10, to any participant or assignee or prospective participant or assignee.

     Section 12.11. TABLE OF CONTENTS; HEADINGS. Any table of contents and the headings and captions hereunder are for convenience of reference only, are not a part of this Agreement and shall not affect the interpretation or construction of this Agreement.

     Section 12.12. SEVERABILITY. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     Section 12.13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

     Section 12.14.  INTEGRATION.  Except as set forth in
Section 2.14, the Facility Documents set forth the entire

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agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

     Section 12.15.  GOVERNING LAW.  This Agreement shall be
governed by, and interpreted and construed in accordance with, the law of the State of New York.

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                            67

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                MacDERMID, INCORPORATED


                                By___________________________
                                  Name:
                                  Title:

                                Address for Notices:

                                245 Freight Street
                                Waterbury, Connecticut 06702
                                Attn:  Corporate Secretary


                                MacDERMID IMAGING
                                  TECHNOLOGY, INC.


                                By______________________________
                                  Name:
                                  Title:

                                Address for Notices:

                                245 Freight Street
                                Waterbury, Connecticut 06702
                                Attn:  President


                                AGENT:
                                THE CHASE MANHATTAN BANK, N.A.



                                By______________________________
                                  Name:  Susan M. Timmerman
                                  Title: Vice President


                                Address for Notices:


                                Susan M. Timmerman
                                The Chase Manhattan Bank, N.A.
                                999 Broad Street
                                Bridgeport, Connecticut 06604
                                Telephone: (203) 368-5119
                                Telefax:   (203) 382-6537



                                Lucy Dorazio
                                The Chase Manhattan Bank, N.A.
                                4 Chase Metrotech
                                Brooklyn, New York  11245
                                Telephone:  (718) 242-7945
                                Telefax:    (718) 242-6900


                                BANKS:

                                THE CHASE MANHATTAN BANK, N.A.


                                By______________________________
                                  Name:  Susan Timmerman
                                  Title: Vice President


                                Lending Office for Variable Rate
                                Loans:

                                The Chase Manhattan Bank, N.A.
                                One Chase Manhattan Plaza
                                New York, New York  10081


                                Lending Office for Eurocurrency
                                Loans:

                                The Chase Manhattan Bank, N.A.
                                Nassau Branch c/o
                                Eurocurrency Operations
                                4 Chase Metrotech Center
                                Brooklyn, New York  11245

                                Address for Notices:

                                Susan Timmerman
                                The Chase Manhattan Bank of
                                Connecticut, N.A.
                                999 Broad Street
                                Bridgeport, Connecticut 06604
                                Telephone: (203) 368-5119
                                Telefax:   (203) 382-6537

                                Lucy Dorazio
                                The Chase Manhattan Bank, N.A.
                                4 Chase Metrotech
                                Brooklyn, New York  11245
                                Telephone:  (718) 242-7945
                                Telefax:    (718) 242-6900